UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

S&T Bancorp, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☒	No fee required.

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS May 16, 2022	S&T Bancorp, Inc. 800 Philadelphia Street Indiana, Pennsylvania 15701

DATE AND TIME May 16, 2022, 10:00 a.m. Eastern Time via virtual online meeting only (www.virtualshareholdermeeting.com/STBA22)
HOW TO VOTE
By Telephone Call (1-800-690-6903)
By Internet Visit www.proxyvote.com
By Mail Sign, date and return proxy card

To the Shareholders of

S&T Bancorp, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S&T Bancorp, Inc. (“S&T”) will be held on May 16, 2022, at 10:00 a.m. Eastern Time, via virtual online meeting only (www.virtualshareholdermeeting.com/STBA22) for considering and voting on the following matters:

1.	To elect 11 directors to serve a one-year term until the next annual meeting of shareholders and until their respective successors are elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as S&T’s independent registered public accounting firm for the fiscal year 2022;

3.	To approve, on a non-binding advisory basis, the compensation of S&T’s named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on February 28, 2022 are entitled to notice of and to vote at such meeting or any adjournment thereof.

To participate in the virtual Annual Meeting at www.virtualshareholdermeeting.com/STBA22, you need to use the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (“Notice”), on your proxy card or on the instructions that accompanied your proxy materials. We encourage you to allow ample time for online check-in, which will begin at 9:30 a.m. Eastern Time. Please note that there is no in-person annual meeting for you to attend.

By Order of the Board of Directors,

George Basara

Secretary

Indiana, Pennsylvania

April 5, 2022

IMPORTANT

YOUR VOTE IS IMPORTANT, AND WE APPRECIATE YOU TAKING THE TIME TO VOTE PROMPTLY USING ONE OF THE VOTING METHODS DESCRIBED IN THE PROXY STATEMENT.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS S&T’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022, AND FOR THE APPROVAL OF THE COMPENSATION OF S&T’S NAMED EXECUTIVE OFFICERS.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 16, 2022: OUR PROXY STATEMENT, 2021 ANNUAL REPORT AND NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS ARE AVAILABLE AT WWW.PROXYVOTE.COM

We are taking advantage of a rule of the Securities and Exchange Commission (the “SEC”) which allows companies to make proxy materials available on a public website rather than in paper form. This rule allows a company to send some or all of its shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) in place of the complete proxy package. For our 2022 Annual Meeting, to save significant printing and mailing expenses, S&T mailed a Notice to certain shareholders who had not previously elected to receive their proxy materials through the mail on or about April 5, 2022, to inform them of the electronic availability of the proxy materials 40 days in advance of the Annual Meeting.

S&T BANCORP, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2022

INTRODUCTION

This Proxy Statement is being furnished to shareholders of S&T Bancorp, Inc. (“S&T”) in connection with the solicitation of proxies by the Board of Directors of S&T (the “S&T Board” or “Board”) for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). We are first sending the Notice of Internet Availability of Proxy Materials (the “Notice”), or this Proxy Statement, S&T’s 2021 Annual Report and proxy card to shareholders on or about April 5, 2022.

At the Annual Meeting, shareholders of S&T will be asked (i) to elect 11 directors of S&T to serve a one-year term, (ii) to approve the ratification of the selection of Ernst & Young LLP as S&T’s independent registered public accounting firm for the fiscal year 2022, and (iii) to approve, on a non-binding advisory basis, the compensation of S&T’s named executive officers (“NEOs”).

All shareholders are urged to read this Proxy Statement carefully and in its entirety.

MEETING INFORMATION

Date, Time and Place

The Annual Meeting will be held on May 16, 2022, at 10:00 a.m. Eastern Time solely online via the Internet by going to www.virtualshareholdermeeting.com/STBA22. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. See “Attending the Meeting; Virtual Meeting” below.

S&T chose to hold the Annual Meeting in virtual format only. S&T commenced holding annual meetings in a virtual-only format in 2020, due to elevated health safety concerns for our shareholders from the Coronavirus pandemic. S&T decided to continue holding annual meetings in virtual format only, so long as shareholders are served well through this medium.

Record Date, Voting Rights and Required Vote

The securities that can be voted at the Annual Meeting consist of shares of common stock of S&T, par value $2.50 per share (“Common Stock”), with each share entitling its owner to one vote on each matter to be voted on at the Annual Meeting. There are no cumulative voting rights with respect to the Common Stock. Only holders of the Common Stock at the close of business on February 28, 2022 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. There were 2,808 record holders of the Common Stock and 39,351,422 shares of Common Stock outstanding as of the Record Date.

A quorum is required for the transaction of business at the Annual Meeting. A “quorum” is the presence at the meeting, virtually (i.e., online via www.virtualshareholdermeeting.com/STBA22) or represented by proxy, of the holders of the majority of the outstanding shares of Common Stock entitled to vote at the meeting. Abstentions are counted for purposes of determining the presence or the absence of a quorum but are not considered a vote cast under Pennsylvania law. Under our governing documents and applicable state law, abstentions will not affect the outcome of a vote on a particular matter. Broker non-votes are counted to determine if a quorum is present but are not considered a vote cast under Pennsylvania law. Under our governing documents and applicable state law, broker non-votes will not affect the outcome of a vote on a

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Meeting Information

particular matter. Generally, broker non-votes occur on a matter when a bank, broker or other nominee is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Banks, brokers and other nominees have discretionary authority to vote shares in the absence of instructions on matters considered “routine,” such as the ratification of the appointment of the independent registered public accounting firm. They do not have discretionary authority to vote shares in the absence of instructions on “non-routine” matters, such as the election of directors, and the advisory vote to approve compensation of S&T’s NEOs.

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting, which means that the 11 nominees receiving the most votes will be elected. A withheld vote on any nominee will not affect the voting results. Under S&T’s voting standard policy adopted by the S&T Board, which is included in S&T’s Corporate Governance Guidelines, if a director nominee in an uncontested election at the Annual Meeting receives a greater number of “withheld” votes from his or her election than votes “for” such election, such director must submit his or her resignation to the Board promptly following the certification of election results. The resignation will first be considered by the members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) within 60 days following certification of the shareholder vote. The Nominating Committee will recommend to the S&T Board whether to accept or reject the resignation after considering all factors deemed relevant by the Nominating Committee. The S&T Board shall act on the Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. If a director’s resignation is accepted by the Board, the Board either may fill the resulting vacancy or may decrease the size of the Board pursuant to S&T’s By-laws, as amended and restated (the “By-laws”).

The ratification of the selection of Ernst & Young LLP as S&T’s independent registered public accounting firm for fiscal year 2022, and the approval, on a non-binding advisory basis, of the compensation of S&T’s NEOs require the affirmative vote of a majority of the votes cast at the Annual Meeting to be approved.

Voting and Revocation of Proxies

Shareholder of Record. If you are a shareholder of record and you received the Notice, you may vote before the Annual Meeting by accessing the secure Internet website registration page identified on the Notice and following the instructions. You may also vote electronically during the virtual Annual Meeting if you participate.

If you are a shareholder of record and you received a printed copy of the proxy materials, you may vote by proxy by telephone, using the Internet or by mailing your proxy card, as further described below. You may also vote electronically during the virtual Annual Meeting if you participate.

By Telephone:	By Internet:	By Mail:
Call the toll-free telephone number on the enclosed proxy card (1-800-690-6903) and follow the recorded instructions.	Access the secure Internet website registration page on the enclosed proxy card and follow the instructions.	Sign, date and return your proxy card in the postage-paid envelope provided.

If you vote by proxy via telephone or the Internet, you do not need to mail your proxy card. The individuals named as proxies on your proxy card will vote your shares of Common Stock during the Annual Meeting as instructed by the latest dated proxy received from you, whether submitted via the Internet, telephone or mail. If you sign your proxy card but do not specify how you want your shares voted on any matter, you will be deemed to have directed the proxies to vote your shares as recommended by the S&T Board.

Beneficial Owners. If your shares of Common Stock are held in a stock brokerage account by a bank, broker or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker or other nominee that is considered the shareholder of record

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Meeting Information

of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares of Common Stock via the Internet or by telephone, if the bank, broker or other nominee offers these options, or by completing, signing, dating and returning a voting instruction form. Your bank, broker, or other nominee will send you instructions on how to submit your voting instructions for your shares of Common Stock.

If you properly complete, sign, date and return the voting instruction form, your shares of Common Stock will be voted as you specify. If you are a beneficial owner and you do not provide voting instructions to your bank, broker or other nominee holding shares of Common Stock for you, your shares of Common Stock will not be voted with respect to any proposal for which the shareholder of record does not have discretionary authority to vote.

Except for procedural matters incident to the conduct of the Annual Meeting, S&T does not know of any matters other than those described in the Notice of Annual Meeting of Shareholders that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by the proxies in their discretion on such matters as recommended by a majority of the S&T Board.

Revocation of Proxies. The presence of a shareholder at the virtual Annual Meeting will not automatically revoke such shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of S&T a written notice of revocation, by delivering to S&T a duly executed proxy bearing a later date or by voting electronically during the virtual Annual Meeting.

Attending the Meeting; Virtual Meeting

You may attend the webcast of the meeting via the Internet at www.virtualshareholdermeeting.com/STBA22 when you enter the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted at www.virtualshareholdermeeting.com/STBA22. You will be able to vote your shares while attending the Annual Meeting by following the instructions on the website. Our management will address questions from shareholders who have submitted their questions electronically prior to and during the Annual Meeting. You may visit www.proxyvote.com at any time prior to the Annual Meeting to ask questions of our executive management that may be addressed in the Annual Meeting and access information about S&T. Even if you plan to participate in the Annual Meeting, we urge all shareholders to vote on the matters listed above and described in the Proxy Statement as soon as possible, so that your vote will be counted if you later decide not to participate in the Annual Meeting.

Solicitation of Proxies

The cost of soliciting proxies will be borne by S&T. S&T has engaged D.F. King & Co., Inc. to help solicit proxies for the Annual Meeting, and will pay D.F. King & Co., Inc. $9,000, plus its out-of-pocket expenses, for the solicitation of proxies. In addition to the solicitation of proxies by mail, S&T may also solicit proxies personally, by telephone or by electronic means, through its directors, officers and regular employees. None of these directors, officers or employees will receive any additional or special compensation for soliciting proxies. S&T also will request persons, firms and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

Internet Availability of Proxy Materials

S&T’s Proxy Statement for the Annual Meeting and S&T’s 2021 Annual Report are available at www.proxyvote.com. You will enter your 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials to access these materials.

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Meeting Information

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices or proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single Notice or proxy statement and annual report addressed to those shareholders. This process is commonly referred to as “householding.”

S&T has implemented “householding” to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and S&T because it eliminates unnecessary mailings delivered to your home and helps to reduce S&T’s expenses. “Householding” is not being used, however, if S&T has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one Notice or one annual report and proxy statement, S&T will deliver promptly a separate copy of the Notice or annual report and proxy statement to any shareholder who contacts S&T by calling the toll-free number, 1-800-325-2265, or by mail to the attention of the Secretary of S&T at 800 Philadelphia Street, Indiana, Pennsylvania 15701. You can also notify S&T that you would like to receive separate copies of the Notice or S&T’s annual report and proxy statement in the future by calling or mailing S&T, as instructed above. If your household has received multiple copies of the Notice or S&T’s annual report and proxy statement, you can request the delivery of single copies in the future by calling or mailing S&T, as instructed above, or your broker, if you hold the shares in “street name.”

If you received more than one Notice or proxy card, it means that your shares are registered in more than one name (e.g., trust, custodial accounts, joint tenancy) or in multiple accounts. Please make sure that you vote all of your shares by following the directions on each Notice or on each proxy card that you received.

For our 2023 annual meeting, you can help us save significant printing and mailing expenses by consenting to access our proxy materials electronically via the Internet. If you hold your shares in your own name (instead of “street name” through a bank, broker or other nominee), you can choose this option by following the prompts for consenting to electronic access, if voting by telephone, or by following the instructions at the Internet voting website at www.proxyvote.com, which has been established for you to vote your shares for the 2022 Annual Meeting. If you choose to receive your proxy materials electronically, then prior to next year’s annual meeting, you will receive notification when the proxy materials are available for on-line review via the Internet, as well as the instructions for voting electronically via the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to S&T by mail to the attention of the Secretary of S&T at 800 Philadelphia Street, Indiana, Pennsylvania 15701. If you hold your shares in “street name” through a bank, broker or other nominee, you should follow the instructions provided by that entity if you wish to access our proxy materials electronically via the Internet.

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BENEFICIAL OWNERS OF S&T COMMON STOCK

Under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to S&T to be deemed to be a beneficial owner of 5% or more of Common Stock as of February 28, 2022, when 39,351,422 shares of Common Stock were outstanding. S&T has relied solely on information provided in the public filings made by the holders below:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,755,744(1)	14.6%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,319,464(2)	11.0%

(1)

According to its Schedule 13G/A filed with the SEC on January 27, 2022, BlackRock, Inc. has sole dispositive power over 5,755,744 shares and sole voting power over 5,625,815 shares. The interest of iShares Core S&P Small-Cap ETF represents more than 5% of the outstanding shares of Common Stock. In addition, BlackRock Fund Advisors beneficially owns at least 5% of the outstanding Common Stock. The percentage of ownership is calculated based on the information provided on the Schedule 13G/A, as updated for shares outstanding as of February 28, 2022.

(2)

According to its Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group has sole dispositive power over 4,246,371 shares, shared dispositive power over 73,093 shares, sole voting power over 0 shares and shared voting power over 36,319 shares. The percentage of ownership is calculated based on the information provided on the Schedule 13G/A, as updated for shares outstanding as of February 28, 2022.

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BENEFICIAL OWNERSHIP OF S&T COMMON STOCK BY DIRECTORS AND OFFICERS

The following table sets forth, as of February 28, 2022, the amount and percentage of Common Stock beneficially owned by each director, each nominee for director and each of the Named Executive Officers (“NEOs”) (as defined below) of S&T, as well as the directors and executive officers of S&T as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares of Common Stock. The business address of each of S&T’s directors and officers is 800 Philadelphia Street, Indiana, Pennsylvania 15701.

Name	Shares of Common Stock Beneficially Owned (1)	Percent Owned
Lewis W. Adkins, Jr.	4,495	*
David G. Antolik	84,225	*
Peter R. Barsz	8,636	*
George Basara	10,812	*
Charles B. Carroll, Jr.	10,299	*
Christina A. Cassotis	9,881	*
Michael J. Donnelly	34,339	*
Jeffrey D. Grube	36,860	*
William J. Hieb	42,714	*
Robert E. Kane	12,734	*
Mark Kochvar	90,475	*
Christopher J. McComish	6,492	*
Frank J. Palermo, Jr.	23,979	*
Christine J. Toretti	33,160	*
Steven J. Weingarten	86,769	*
LaDawn D. Yesho	21,947	*

All current directors and executive officers as a group (20 persons)	568,739	1.45%

(1)

Includes shares of unvested restricted stock, as to which the holder has voting power but no investment power, as follows: Mr. Adkins, 1,465 shares; Mr. Antolik, 44,646 shares; Mr. Barsz, 1,465; Mr. Basara, 6,357 shares; Mr. Carroll, 9,830; Ms. Cassotis, 1,465 shares; Mr. Donnelly, 1,465 shares; Mr. Grube, 1,465 shares; Mr. Hieb, 1,465; Mr. Kane, 1,465 shares; Mr. Kochvar, 23,595 shares; Mr. McComish, 4,155 shares; Mr. Palermo, 1,465 shares; Ms. Toretti, 1,465 shares; Mr. Weingarten, 1,465 shares; and Ms. Yesho, 6,423 shares.

*	Less than 1% of the outstanding Common Stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires S&T’s directors and executive officers, and persons who own more than 10% of Common Stock, to report to the SEC certain of their transactions with respect to S&T’s Common Stock. The SEC reporting rules require that changes in beneficial ownership generally be reported on Form 4 within two business days after the date on which the change occurs. A Form 3 to report stock holdings in S&T must be filed within ten days of when a director, executive officer or person who owns more than 10% of S&T’s stock becomes subject to Section 16(a) of the Exchange Act.

To our knowledge, based solely on a review of the copies of such reports and written representations that no other reports were required, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were filed in a timely manner with the exception of a late Form 4 for Mary Anne Dornetto to report a forfeiture of shares to cover withholding taxes on an accelerated vesting of time-based restricted shares upon reaching retirement eligibility. This filing was inadvertently missed at the time of the retirement eligibility for vesting.

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PROPOSAL 1: ELECTION OF DIRECTORS

General

The By-laws of S&T provide that the number of directors constituting the S&T Board will consist of not less than 9 nor more than 17, with the exact number to be fixed and determined from time to time by resolution of a majority of the S&T Board.

There are currently 12 directors comprising the S&T Board. The S&T Board has nominated the 11 persons named below for election at the Annual Meeting, all of whom are incumbent directors up for re-election. Director Kane is a director through the Annual Meeting as he will have responsibilities between proxy release and the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

The nominees were each recommended by our Nominating Committee to the S&T Board. Directors are elected annually, and each director nominee elected at the Annual Meeting will serve for a term expiring at the 2023 S&T annual meeting of shareholders, until his or her successor has been elected and qualified, or until his or her earlier death, resignation, removal or disqualification. All nominees have indicated their willingness to serve, if elected, but if any should be unable to serve or unwilling to serve for good cause, proxies may be voted for a substitute nominee designated by the S&T Board. There are no family relationships between or among any of our directors, executive officers or persons nominated or chosen to become a director or executive officer. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director, as well as the summary of our views as to the qualifications of each nominee and continuing director to serve on the S&T Board. Our views are informed not only by the current and prior employment and educational background of our directors, but also by the S&T Board’s experience in working with their fellow directors. The S&T Board has had significant experience with the incumbent directors and has had the opportunity to assess the contributions that the directors have made to the S&T Board as well as their industry knowledge, judgment and leadership capabilities. The Nominating Committee continually assesses the tenure and diversity of the S&T Board and seeks opportunities, within the constraint of the size of the S&T Board, to include a mix of directors with S&T Board experience and with fresh perspectives. In the last five years, the Nominating Committee has had the opportunity to add six (55% of the 11 director nominees) new directors to the S&T Board to further diversify the S&T Board’s industry knowledge, judgment, gender, minority status and leadership capabilities. The S&T Board has two female directors and one African American director. The following directors were appointed to the S&T Board in the last five years: Director Christina A. Cassotis, June 2017; Director David G. Antolik, January 2019; Director Lewis W. Adkins, Jr., July 2019; Directors Peter R. Barsz and William J. Hieb through the acquisition of DNB Financial Corporation (“DNB”) in December 2019; and Director Christopher J. McComish, August 2021.

S&T seeks director candidates who will uphold the highest standards, are committed to S&T’s values, and who will be strong independent stewards of the long-term interests of shareholders. In selecting nominees, our Board looks for individuals with demonstrated experience and success in fields that are relevant to our business, strategy and operations, and who will contribute diverse viewpoints and perspectives.

In evaluating and selecting nominees to the Board, our Nominating Committee considers all factors and criteria it deems appropriate, including, but not limited to, the factors set forth in our Corporate Governance Guidelines. See the section “Director Qualifications and Nominations; Board Diversity” below for further information on our director selection process and criteria. In furtherance of the foregoing, the Board considers a wide range of attributes when selecting and recruiting candidates. All nominees possess integrity, judgment, strong work ethic, collaborative approach to engagement and oversight, inquisitive and objective perspective, and a willingness to challenge management appropriately. In addition, our nominees have executive experience and skills that are aligned with our business and strategy, including the following:

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Proposal 1: Election of Directors

Board Skills
Core Skills and Qualifications
Banking and Financial Services Industry	Corporate Governance
Leadership (Strategy & Execution)	Compensation & Succession
Financial Expertise	Technological Innovation
Regulatory/Risk Management	Other Board Experience

Additional Relevant Experiences
Business Development	Local Market
Mergers & Acquisitions	Cybersecurity
Capital Markets	Information Technology
Investor Relations & Engagement	Diversity

Director Nominees for Election at the 2022 Annual Meeting:

Lewis W. Adkins, Jr., Age 58
Director since 2019	Committees: • Credit Risk • Nominating & Corporate Governance • Revenue Oversight

Biographical Information

Mr. Adkins is a Shareholder and Practice Group Manager of Public Law, Regulatory and Finance for Roetzel & Andress LPA, a full-service law firm with offices located throughout Ohio, Florida, and Chicago, since January 2000. Additionally, he is President of their wholly-owned consulting subsidiary, Roetzel Consulting Solutions, a bipartisan consulting company representing clients where the private and public sectors intersect, since May 2017. Mr. Adkins previously served as General Counsel to Summit County, Ohio. Mr. Adkins is affiliated with numerous professional and charitable organizations including the University of Akron Board of Trustees, Summa Health Finance Committee, the American Bar Association, the National Democratic Club, the Greater Akron Chamber of Commerce, and the Cleveland Metropolitan Bar Association Diversity Action Committee.

Experience and Qualifications

Mr. Adkins has extensive experience serving as counsel to clients across a vast number of industries including diversified energy companies, governmental entities, housing authorities, and nonprofit organizations. He also serves as lead counsel for a number of public and private entities including Ohio’s largest banking institution, a regional public hospital and two of Ohio’s largest school districts. Mr. Adkins’ expansive business and legal knowledge and his community leadership provide the S&T Board with public finance, business development, and strategic management experience which qualifies him to serve on the S&T Board.

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Proposal 1: Election of Directors

David G. Antolik, Age 55
Director since 2019 President

Biographical Information

Mr. Antolik has been President of S&T and S&T Bank since January 2019. He was Interim Chief Executive Officer and President from April 1, 2021 to August 23, 2021. Mr. Antolik was Chief Lending Officer of S&T and S&T Bank from 2008 to October 2020. He previously served as Senior Executive Vice President of S&T and S&T Bank from 2008 until January 2019. Mr. Antolik also serves as the chairman of the IUP Research Institute and is a member of the Indiana County Development Corporation Board.

Experience and Qualifications

With 33 years of banking experience, including 14 years of senior management experience at S&T, Mr. Antolik’s strong leadership capabilities and in-depth industry experience in commercial banking and implementing strategic initiatives provide the S&T Board with expertise that will contribute to the strategic growth of S&T. As our past Interim Chief Executive Officer and current President, Mr. Antolik provides unique insight to the S&T Board regarding our day-to-day operations, customer information, competitive intelligence, general trends in national and local banking and issues regarding our financial results.

Peter R. Barsz, Age 65
Director since 2019	Committees: • Audit • Compensation & Benefits • Nominating & Corporate Governance

Biographical Information

Mr. Barsz is a Certified Public Accountant and has been a Partner at Barsz Gowie Amon & Fultz, LLC, an accounting firm, since July 2017 when Steger Gowie & Company merged with Merves Amon & Barsz LLC where Mr. Barsz became a partner in 1990. Mr. Barsz previously served on the board of DNB from January 2018 until it was acquired by S&T in November 2019. Mr. Barsz serves as the appointed Treasurer and has served as the Finance Director of several municipalities in Chester and Delaware counties and is currently serving as Chairman of the Pennsylvania State Tax Equalization Board, an independent agency of the Commonwealth tasked with obtaining information on real estate sales throughout the state. Mr. Barsz also received an appointment by the Pennsylvania Legislature and is currently serving as a public member on the Legislative Audit Advisory Committee for the current and past three Legislative Sessions of the General Assembly. Mr. Barsz previously served as a director of two real estate holding companies located in Media, Pennsylvania as well as the Treasurer of the Foundation of the Delaware County Chamber of Commerce.

Experience and Qualifications

Mr. Barsz’s extensive experience in accounting and providing management and financial consulting services to governmental and nonprofit entities, his deep community engagement, as well as his broad financial perspective qualify him to serve on the Audit Committee as an “audit committee financial expert” and on the S&T Board.

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Proposal 1: Election of Directors

Christina A. Cassotis, Age 57
Director since 2017	Committees: • Audit • Executive • Compensation & Benefits (Chairperson) • Risk

Biographical Information

Ms. Cassotis has been the chief executive officer of the Allegheny County Airport Authority, which operates Pittsburgh International Airport and Allegheny County Airport since January 2015. Prior to that, Ms. Cassotis joined SH&E, Inc. in 1999, a global commercial aviation consulting firm, where she advised airports worldwide on strategy, business and system planning. She went on to serve as managing officer for Airport Services for ICF-SH&E from 2007 to 2014, leading a global team of airport consultants. She also serves as a member of the board for the U.S. Travel Association, a member of the Board at the Federal Reserve Bank of Cleveland (Pittsburgh Branch) and a member of the International Aviation Women’s Association. Ms. Cassotis served as a director of EQT Corporation from October 2018 until July 2019.

Experience and Qualifications

Ms. Cassotis has demonstrated that she is a strong, decisive, and strategic leader. Her ability to identify the complex relationship between organizations and the competitive environments in which they operate has allowed her to position her business interests for the future while paying attention to immediate demands. She is an innovative leader who has successfully directed necessary change through organizations to drive growth and deliver value which qualifies her to serve on the S&T Board.

Michael J. Donnelly, Age 64
Director since 2001	Committees: • Credit Risk • Revenue Oversight

Biographical Information

Mr. Donnelly has been president of Indiana Printing and Publishing Company, Inc. since 1993. Mr. Donnelly has spent over 30 years working with the Indiana County Chamber of Commerce and the Indiana County Development Corporation in retaining and attracting many businesses in the Indiana, Pennsylvania area.

Experience and Qualifications

Mr. Donnelly’s deep experience in managing and operating a local business provides the S&T Board with valuable insight into the issues addressing our local corporate and consumer borrowers. Mr. Donnelly’s experience in developing appropriate compensation for the executives and senior management of his company qualifies him to serve on the S&T Board.

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Proposal 1: Election of Directors

Jeffrey D. Grube, Age 68
Director since 1997	Committees: • Audit • Compensation & Benefits • Credit Risk (Chairperson) • Risk

Biographical Information

Mr. Grube served as president of B.F.G. Manufacturing Service, Inc., which provides large volume plating, painting and powder coating services with facilities in Pennsylvania and New York from 1990 until his retirement in 2020. Mr. Grube’s career as an executive in the manufacturing industry includes financial and engineering experience. Mr. Grube also served as a director on the board of a privately held company that supplies compliance products for lending solutions.

Experience and Qualifications

Mr. Grube’s extensive experience working with small and medium-sized businesses provides the S&T Board with valuable experience regarding potential borrowers and customers, customer relations, lending issues and credit risk. Mr. Grube’s executive and board experience in the manufacturing sector and experience with financial institutions allow him to bring relevant insight regarding regulatory and financial compliance issues to the S&T Board.

William J. Hieb, Age 65
Director since 2019	Committees: • Credit Risk • Executive • Risk (Chairperson) • Revenue Oversight

Biographical Information

Mr. Hieb served as the president and chief executive officer of DNB, the holding company for DNB First, N.A. since April 2016 until it was acquired by S&T in November 2019. He was a director of DNB since 2005 and a director of DNB First, N.A. since 2004. Mr. Hieb served as president and chief risk & credit officer of DNB from April 2011 to January 2016. Prior to that, Mr. Hieb served as president and chief operating officer of DNB from January 2005 to April 2011. Mr. Hieb is a board member of West Chester University’s President Corporate Advisory Council. Mr. Hieb has previously served on the board of directors for the Chester County Chamber of Business and Industry, the Chester County Historical Society, the Chester County Economic Development Council, the Chester County Chamber of Business and Industry Foundation, the Pennsylvania Bankers Association, and The Housing Partnership of Chester County and Business Leadership organized for Catholic Schools.

Experience and Qualifications

Mr. Hieb has acquired considerable knowledge and experience during his 41 years in commercial banking including lending, credit administration and wealth management. In addition, his background supervising DNB’s risk management function and operations during his career strengthens the Board’s collective qualifications, skills and experience and qualifies him to serve on the S&T Board.

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Proposal 1: Election of Directors

Christopher J. McComish, Age 57
Director since 2021 Chief Executive Officer

Biographical Information

Mr. McComish has been Chief Executive Officer of S&T and S&T Bank since August 24, 2021. Previously, he was senior executive vice president of consumer banking of TCF Bank, leading all consumer banking lines of business as well as business banking and wealth management from July 2018 to June 2021. Prior to TCF Bank, he served as president and chief executive officer of Scottrade Bank, the banking subsidiary of Scottrade Financial Services, Inc. from August 2015 to December 2017. In addition, he served as head of personal banking and then as chief operating officer for personal and commercial banking at BMO Harris Bank from December 2008 to July 2015. He began his career at Wachovia Bank, where he spent over 20 years in various regional and line of business leadership roles.

Experience and Qualifications

With 33 years of banking experience, including 18 years of senior management experience in his banking career, Mr. McComish’s strong leadership capabilities as a former chief executive officer, president and chief operating officer at other banking institutions and as senior executive vice president with a larger bank in the Midwest, provide the S&T Board with expertise that will contribute to the strategic growth of S&T. As our Chief Executive Officer, Mr. McComish provides in-depth industry experience and insight in commercial banking, consumer banking, business banking and wealth management from a larger bank perspective. He also provides unique insight to the S&T Board regarding our day-to-day operations, strategic initiatives, general trends in national and local banking and issues regarding our financial results.

Frank J. Palermo, Jr., Age 69
Director since 2013	Committees: • Audit (Chairperson) • Executive • Nominating & Corporate Governance • Risk

Biographical Information

Mr. Palermo is a Certified Public Accountant and a Certified Valuation Analyst and has been the managing shareholder of Palermo/Kissinger &Associates, P.C., an accounting firm, since 1983. Mr. Palermo played an integral role in forming Gateway Bank of Pennsylvania (“Gateway”), where he served as chairman of the audit committee from its inception in 2004 through the date S&T acquired Gateway in 2012. Mr. Palermo’s career also includes 43 years in public accounting and five years as a vice president and controller at a community bank.

Experience and Qualifications

Mr. Palermo’s background in accounting and finance, as well as his prior bank audit committee experience, bring a valuable perspective to the S&T Board both with respect to accounting, financial and strategic aspects of S&T’s business and to the Audit Committee on which he serves as an “audit committee financial expert.” Mr. Palermo’s extensive board experience qualifies him to serve on the S&T Board.

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Proposal 1: Election of Directors

Christine J. Toretti, Age 65
Director since 1984	Committees: • Executive (Chairperson) • Risk

Biographical Information

Ms. Toretti was named Chairperson of the S&T Board and S&T Bank Board in 2018 and was formerly Vice Chairperson of the S&T Board and S&T Bank Board from 2013 to 2018. Ms. Toretti has been the president of Palladio, LLC, an investment holding company headquartered in Indiana, Pennsylvania, since 2011, was the chairman and chief executive officer of S.W. Jack Drilling Company from 1990 through 2010 and was the president of The Jack Company from 1988 through 2015. Ms. Toretti has been the president of Plum Production, Inc. since 1991, and president of CJT, LLC since 2002, each of which is a natural gas investment company. Ms. Toretti served as a director of EQT Corporation from October 2015 until July 2019.

Experience and Qualifications

Ms. Toretti’s deep industrial and energy experience provides the S&T Board with a strategic outlook regarding lending and other commercial opportunities in these sectors, her experience of leading a family business allows her to offer the S&T Board valuable management perspective and credit risk assessment with respect to our industrial and oil and gas borrowers, and her board experience, including in the role of chairperson of another company, qualifies her to serve as Chairperson of the S&T Board.

Steven J. Weingarten, Age 63
Director since 2015	Committees: • Compensation & Benefits • Executive • Nominating & Corporate Governance (Chairperson) • Risk

Biographical Information

Mr. Weingarten was an attorney at McNees Wallace & Nurick LLC from 1989 until 2019 and was a member there beginning in 1993. Additionally, he served as managing partner of McNees Wallace & Nurick LLC from 2002 to 2006. Mr. Weingarten previously served on the board of Integrity Bankshares, Inc. (Integrity) from 2003 until it was acquired by S&T in March 2015. Mr. Weingarten retired from the practice of law effective April 30, 2019 and currently is involved in real estate investment as a member of TAV Partners, LP.

Experience and Qualifications

Mr. Weingarten’s experience in managing McNees Wallace & Nurick LLC and in practicing real estate law, and the knowledge he gained from his service as a director of Integrity, qualify him to serve on the S&T Board.

Board Recommendation

The S&T Board Recommends a Vote “FOR ALL” of the Nominees.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

The S&T Board has developed and adopted Corporate Governance Guidelines (the “Guidelines”) which reflect S&T’s commitment to following corporate governance best practices. The Guidelines are intended to promote the functioning of the S&T Board and its committees and provide a common set of expectations as to how the S&T Board should perform its functions. These Guidelines are not intended to modify or amend S&T’s Articles of Incorporation, as amended (the “Articles of Incorporation”) or By-laws. In the event of a discrepancy between these Guidelines and the Articles of Incorporation or the By-laws, the Articles of Incorporation and By-laws will always govern. The Guidelines are available on S&T’s website, www.stbancorp.com, under Corporate Governance.

Director Independence

The S&T Board annually reviews and makes a determination as to the independence of its directors under the NASDAQ listing rules. In 2021, the S&T Board also considered all direct and indirect transactions described under “Transactions with Related Parties” in determining whether a director is independent. Finally, the S&T Board considered whether a director has any other material relationships with S&T and concluded that none of S&T’s directors has any such relationship that impairs the director’s independence. There were no other related party transactions other than those described under “Transactions with Related Parties” in this Proxy Statement. The Nominating Committee has the delegated responsibility to evaluate each director’s qualifications for independence for the S&T Board and for the committees of the S&T Board. In accordance with the NASDAQ listing rules and interpretations, following review of the objective measures, the Nominating Committee and S&T Board also evaluate on a subjective basis each director’s personal, familial and/or business relationship, regardless of dollar amount.

On March 21, 2022, the S&T Board determined the following ten directors and director nominees are independent under the NASDAQ listing rules: Mr. Adkins, Mr. Barsz, Ms. Cassotis, Mr. Donnelly, Mr. Grube, Mr. Hieb, Mr. Kane, Mr. Palermo, Ms. Toretti, and Mr. Weingarten. As discussed below, all members of the Compensation and Benefits Committee (the “Compensation Committee”) and the Nominating Committee are independent under the NASDAQ rules. In addition, the S&T Board determined that each of the members of the Audit Committee is independent under applicable SEC and NASDAQ rules. Our directors who retired during 2021 or are not standing for re-election were independent during the period that they served on the S&T Board.

Board Structure; Board and Committee Meetings

There are currently 12 directors comprising the S&T Board, until the Annual Meeting when Director Kane does not stand for re-election. The S&T Board has established seven committees: Audit, Compensation and Benefits, Credit Risk, Executive, Nominating and Corporate Governance, Risk, and Revenue Oversight. Each Board Committee serves as a joint board committee of S&T Bank in addition to being a Board Committee of S&T.

During 2021, the S&T Board held nine board meetings, with the following number of meetings held by the S&T Board committees: Audit, four; Compensation and Benefits, six; Credit Risk, four; Nominating and Corporate Governance, four; Revenue Oversight, three; and Risk, four. The Executive Committee did not meet during 2021. Each director attended at least 75% of the total number of meetings of the S&T Board and committees on which he or she served during 2021. Independent members of the S&T Board meet at least twice per year in regularly scheduled executive sessions with the independent Chairperson of the Board presiding over all executive sessions. The S&T Board has implemented a formal policy that strongly encourages director attendance at the annual meeting of shareholders. In 2021, all of S&T’s directors attended the annual meeting of shareholders.

Separate Roles of Chairperson and Chief Executive Officer

The S&T Board believes that, as part of our efforts to embrace and adopt good corporate governance practices, different individuals should hold the positions of Chairperson of the Board and Chief Executive Officer (“CEO”) to aid in the S&T Board’s oversight of management. The S&T Board believes that separation of the roles of Chairperson and CEO is the best governance model for S&T and its shareholders at this time. Under this model,

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our Chairperson, a non-executive position, can devote his or her attention to assuring that S&T has the proper governance controls in place; that the S&T Board is properly structured from the standpoints of membership, size and diversity; and that management has the support it needs from the S&T Board to carry out our strategic priorities. The CEO, relieved of the duties normally performed by the Chairperson, is free to focus his or her entire attention on growing and strengthening the business.

The duties of the non-executive Chairperson of the Board include:

•	presiding over all meetings of the S&T Board;

•	preparing the agenda for S&T Board meetings with the Secretary and in consultation with the CEO and other members of the S&T Board;

•	ensuring the S&T Board fulfills its role in overseeing and monitoring management and operations of S&T and protecting the interests of S&T and its shareholders;

•	ensuring the S&T Board receives timely, accurate and complete information and the decision time necessary to make informed judgments;

•	assigning tasks to the appropriate committees of the S&T Board;

•	establishing a relationship of trust with the CEO, and providing advice and counsel while respecting the executive responsibilities of the CEO;

•	promoting effective relationships and open communication, both inside and outside the boardroom, between senior management and the S&T Board;

•	communicating the S&T Board’s evaluation of the CEO’s annual performance together with the Compensation Committee Chairperson; and

•	presiding over all meetings of shareholders.

We believe that the current composition of the S&T Board, the S&T Board committees as presently constituted and the leadership structure of the S&T Board enable the S&T Board to fulfill its role in overseeing and monitoring the management and operations of S&T and to protect the interests of S&T and its shareholders.

The S&T Board’s Role in Risk Oversight

Role of the S&T Board

The S&T Board with the assistance of the Risk Committee with representation of the chairpersons from each of the Board Committees discussed below oversees an enterprise-wide approach to risk management (“ERM”), designed to support the achievement of strategic goals, to improve long-term organizational performance and to enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces in its current and future activities and what steps management is taking to manage those risks, but also understanding what level and types of risk are appropriate for a regional full-service financial institution.

The Risk Committee is responsible for overseeing S&T’s risk management activities and the effectiveness of its ERM framework. The Risk Committee is also responsible for monitoring our compliance risk with respect to regulatory and legal matters. Director Hieb, Risk Committee Chairperson, meets the independence standards for directors required by the SEC and NASDAQ. The Risk Committee recommends to the S&T Board the risk appetite or broad level of risk that is appropriate for S&T to accept. S&T’s risk appetite is an important piece of an effective ERM framework that reinforces risk culture and is a core instrument for better aligning overall corporate strategy, capital allocation, and risk.

Our Risk Committee’s primary purpose is to provide assistance to the Board in fulfilling its fiduciary responsibilities with respect to its oversight and assessment of S&T’s ERM framework, including among other

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things, the identification, assessment, measurement, monitoring and management of the following major risk categories: Credit, Market, Liquidity, Operational, IT Operational and Security, Compliance, Legal, Reputational, and Strategic.

The S&T Board, with the assistance of the Risk Committee of the Board, delegates the authority and responsibility for and ensuring alignment of the risk appetite with the strategic objectives to the management-level Enterprise Risk Management Committee (the “ERM Committee”). The ERM Committee serves as the primary risk management forum for monitoring S&T’s risk exposures by reviewing key risk indicators or guidelines to proactively monitor both the level and direction of risk as well as key performance indicators to monitor progress toward achievement of strategic goals. By utilizing a comprehensive and standardized view of the nature and level of risk to which we are exposed and the interaction of the various risk components identified in our ERM program, we are better able to assess and manage our risk and react to uncertainties.

Our ERM Committee, which is comprised of members of our executive leadership, including the Chief Risk Officer (“CRO”), CEO, President, Chief Financial Officer, Chief Administrative Officer, Chief Credit Officer, Chief Commercial Banking Officer, Chief Human Resources Officer, Chief Audit Executive (“CAE”), and General Counsel, meets at a minimum quarterly to discuss the risk exposures of the enterprise, reviews changes to those exposures based on internal and external events, takes action to manage and mitigate such risks, discusses significant policy changes, new products/services, model risk management reviews, and ERM reports before presentation to the Risk Committee and promotes proper risk management practices throughout S&T. A corporate policy approved by the Risk Committee governs the ERM Committee.

Pursuant to our Risk Committee charter, the Board has placed the CRO under a dual reporting relationship, directly accountable to both the Risk Committee and our CEO. The Risk Committee reviews and approves the appointment, replacement or dismissal of the CRO, and reviews with the CRO the plans, activities, staffing and organizational structure of the Risk Management Division.

The CRO, as the administrator of the ERM program, regularly meets with management, including the CEO, to discuss the following primary areas of risk identified as part of the ERM program: Credit; Liquidity; Market; Compliance; Legal; Operational; Information Technology Operational and Security; Reputation; and Strategic. As necessary, the Risk Committee meets with the CRO to discuss and analyze risks to S&T without management present.

The Audit Committee is responsible for oversight of financial risk, including internal controls, and for the oversight of all trust activities consistent with the Federal Deposit Insurance Corporation’s Statement of Principles of Trust Department Management. The Audit Committee annually reviews and evaluates our internal audit function, and meets with our CAE to review and assess internal audit risks including executive sessions without management present. The Audit Committee reviews and approves the appointment, replacement, or dismissal of the CAE, and reviews with the CAE the plans, activities, staffing and organizational structure of the Audit and Advisory Services Department.

The Compensation Committee is responsible for assessing and mitigating risks associated with S&T’s human capital and compensation practices, both with respect to S&T’s NEOs (as further described in the Compensation Discussion and Analysis section of this Proxy Statement) and its employees generally. The Compensation Committee reviews the incentive compensation arrangements for S&T’s NEOs with the CRO at least annually to discuss and evaluate the risk posed to S&T by its employee compensation plans and to ensure that the compensation arrangements do not encourage the NEOs to take unnecessary and excessive risks that threaten the value of S&T. The Compensation Committee meets quarterly or as often as it determines is necessary and appropriate.

Our Credit Risk Committee is responsible for reviewing the credit administration risk management practices and reporting; the performance of the independent credit risk review function and its assessment of the management of credit risk arising from the lending and lending-related functions of S&T; the review of commercial lending activity, including portfolio reviews; the credit policy approval; and providing guidance on

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pertinent credit risk matters including loan-related strategies. The Credit Risk Committee meets quarterly or as often as it determines is necessary and appropriate. The Credit Risk Committee reviews and approves the appointment, replacement, or dismissal of the Director of Credit Risk Review and at least annually reviews with the Director of Credit Risk Review the plans, activities, staffing and organizational structure of the credit risk review function. As necessary, the Credit Risk Committee meets with the Director of Credit Risk Review to discuss and analyze credit risks to S&T without management present.

Our Revenue Oversight Committee is responsible for the oversight of the development and implementation of strategic and tactical initiatives in support of S&T’s revenue growth and shareholder value creation. The Revenue Oversight Committee meets quarterly or as often as it determines is necessary and appropriate.

The Executive Committee is responsible for exercising the authority to act on behalf of the S&T Board between meetings of the S&T Board to the fullest extent permitted by law. The Executive Committee meets as often as it determines is necessary and appropriate.

Employee Compensation Policies and Managing Risk

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk taking that could harm our value or reward poor judgment by our executives. We believe that several features of our compensation policies and programs reflect sound risk management practices, such as basing incentive awards on the achievement of a predetermined earnings per share (“EPS”) goal, an audited number, and granting restricted stock subject to a two or three year vesting that serves the additional purposes of encouraging senior management to make decisions currently that promote long-term growth, promoting retention of senior management and encouraging senior management to meet stock ownership guidelines. All awards granted under S&T Bancorp, Inc.’s 2021 Incentive Plan (the “2021 Incentive Plan”) were subject to Compensation Committee review and approval based upon corporate and/or individual performance. The incentive plan for senior management, as described in the Compensation Discussion and Analysis section below, contains a “Minimum Gateway Requirement” (other than for time-based awards) and a “Shareholder Protection Feature,” which provide that awards will not be made unless S&T achieves a Return on Average Equity of at least 5% and maintains well capitalized capital ratio requirements, as established by applicable regulatory authorities, respectively. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. Based on the review by the Compensation Committee, the S&T Board determined that it is not reasonably likely that S&T’s compensation and benefit plans would have a material adverse effect on S&T.

Audit Committee

The members of the Audit Committee are Peter R. Barsz, Christina A. Cassotis, Jeffrey D. Grube, Robert E. Kane and Frank J. Palermo, Jr. (Chairperson). All members meet the independence standards for audit committees established by the SEC and NASDAQ. A written charter approved by the S&T Board governs the Audit Committee and complies with current NASDAQ Rules relating to charters and corporate governance. The Audit Committee reviews the adequacy of this charter annually and recommends any proposed changes to the S&T Board. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Audit Committee has provided information regarding the functions performed by the Audit Committee and its membership in the “Report of the Audit Committee,” included in this Proxy Statement on page 61.

The Board has determined that Frank J. Palermo, Jr., CPA, Chair of the Audit Committee and Peter R. Barsz, CPA each qualify as an “audit committee financial expert” as defined in regulations issued pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee annually reviews the independent registered public

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accounting firm’s performance and independence in deciding whether to retain the firm or engage a different independent registered public accounting firm. As part of this review, the Audit Committee considers, among other things, the following:

•	The independent registered public accounting firm’s continued independence and objectivity;

•	The capacity, depth, financial services knowledge and public company experience of the independent registered public accounting firm;

•	The quality and candor of the independent registered public accounting firm’s communications with the Audit Committee and Management;

•	The desired balance of the independent registered public accounting firm’s experience and fresh perspective as a result of mandatory audit partner rotation;

•	External data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on the independent registered public accounting firm and its peer reviews;

•	The quality and efficiency of the audit firm’s audit plans and performance conducting S&T’s audit;

•	The appropriateness of the independent registered public accounting firm’s fees for audit and non-audit services;

•	The independent registered public accounting firm’s effectiveness of communications and working relationships with the Audit Committee, Internal Audit and management; and

•

The independent registered public accounting firm’s tenure as S&T’s independent registered public accounting firm, including the benefits of having a long-tenured auditor and controls and processes that help safeguard the firm’s independence.

Compensation and Benefits Committee

The members of the Compensation Committee are Peter R. Barsz, Christina A. Cassotis (Chairperson), Jeffrey D. Grube, and Steven J. Weingarten. The Compensation Committee’s primary function is to recommend to the S&T Board action on executive compensation and compensation and benefit changes brought to it by management. A written charter approved by the S&T Board governs the Compensation Committee and complies with current NASDAQ Rules relating to charters and corporate governance. The Compensation Committee reviews the adequacy of this charter annually and recommends any proposed changes to the S&T Board. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Compensation Committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.

The Compensation Committee is responsible for our stated compensation strategies, goals and purposes, ensuring that there is a strong link between the economic interests of management and shareholders; that members of management are rewarded appropriately for their contributions to company growth and profitability; that the executive compensation strategy supports organization objectives and shareholder interests; and that human capital programs and policies, including with respect to management development, succession planning and diversity and inclusion initiatives are effective. The Compensation Committee must provide clear direction to management to ensure that its policies and procedures are carried out in a manner that achieves balance and is consistent with safety and soundness. It approves any material exceptions or adjustments to the incentive compensation arrangements established for senior management, and carefully considers and monitors the effects of any approved exceptions or adjustments. It receives and reviews, on an annual or more frequent basis, an assessment by management, with appropriate input from risk management personnel, of the effectiveness of the design and operation of the organization’s incentive compensation system in providing appropriate risk-taking incentives. It also reviews periodic reports of incentive compensation awards and payments relative to risk outcomes. It ensures that the incentive compensation arrangements for S&T do not encourage employees to take risks that are beyond S&T’s ability to manage effectively. It also performs other related duties as set forth in its written charter.

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The process, policies and specific determinations of the Compensation Committee with respect to compensation of our NEOs for fiscal 2021, including management’s role in such process, are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation and Benefits Committee Report is on page 42 of this Proxy Statement.

Nominating and Corporate Governance Committee

The members of the Nominating Committee are Lewis W. Adkins, Jr., Peter R. Barsz, Robert E. Kane, Frank J. Palermo, Jr. and Steven J. Weingarten (Chairperson). The Nominating Committee functions are to assist the S&T Board in annually reviewing the qualifications and independence of the members of the S&T Board and its various committees as well as the composition and structure of the S&T Board; to review and make recommendations to the S&T Board as to its committee structure, functions and composition on a periodic basis; to oversee the annual assessment of the performance of the S&T Board and whether its committees are functioning effectively; to recommend director nominees to the S&T Board to submit for election by shareholders; and to provide guidance to the S&T Board on corporate governance issues. In addition, the Nominating Committee reviews all transactions with related parties, as further described on page 57 of this Proxy Statement. The Nominating Committee oversees the S&T Director Orientation Program and the continuing education programs for all directors. To assist in remaining current with their board duties and committee responsibilities, the S&T Board participates in the Bank Director’s Membership Program. This program offers the directors access to the BankDirector.com online video training series, a wide range of in-person conferences, periodic hard copy and digital magazines, and peer-based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments.

A written charter approved by the S&T Board governs the Nominating Committee and complies with current NASDAQ Rules relating to charters and corporate governance. The Nominating Committee reviews and reassesses the adequacy of this charter annually and recommends any proposed changes to the S&T Board. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Nominating Committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.

Director Qualifications and Nominations; Board Diversity

The Nominating Committee has adopted, and the S&T Board has ratified, a corporate policy for identifying and evaluating candidates for membership on the S&T Board. The Nominating Committee identifies potential candidates based on suggestions from directors, officers of S&T and S&T shareholders. An S&T shareholder may make a director nomination in accordance with Section 202 of S&T’s By-laws and applicable law. The procedure under Section 105 of the By-laws provides that a notice relating to the nomination must be timely given in writing to the Secretary of S&T, at 800 Philadelphia Street, Indiana, Pennsylvania 15701, prior to the annual meeting. To be timely, the notice must be delivered not earlier than the close of business on the 120th day (January 16, 2023), nor later than the close of business on the 90th day (February 15, 2023), prior to the first anniversary of the preceding year’s annual meeting (May 16, 2023), unless the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case we will notify you of the new deadlines. Among other requirements, such notice must be accompanied by the nominee’s written consent to be named in the applicable proxy statement and contain information relating to the business experience and background of the nominee and the nominee’s holdings of S&T Common Stock and information with respect to the nominating shareholder. There are no differences in the manner in which the Nominating Committee considers and evaluates candidates for membership on the S&T Board based on whether such candidate is recommended by a shareholder, the Nominating Committee, or by any other source.

In evaluating and selecting nominees to the S&T Board, the Nominating Committee takes into account all factors and criteria it considers appropriate, which includes but is not limited to the following: high personal and professional integrity; sound independent judgment and exceptional ability; business experience; area of

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residence in relationship to S&T’s geographic market; other directorship experience that would be beneficial to the S&T Board and management of S&T; diversity of experience relative to that of other S&T directors; diversity of age, gender, minority status and level and type of education; whether the candidate will be effective in serving the long-term interests of S&T’s shareholders; whether the candidate has sufficient time and energy to devote to the affairs of S&T; whether the candidate possesses a willingness to challenge and stimulate management and the ability to work as part of a team; whether the candidate meets the independence requirements of the NASDAQ listing standards; whether the candidate is free from conflicts of interest with S&T; and any other factors related to the ability and willingness of a new director to serve or an existing director to continue his or her service.

The matrix below summarizes the self-identified gender and demographic background statistics for the Board as required by NASDAQ.

Board Diversity Matrix (as of April 5, 2022)
Total Number of Directors:	12*
	Female	Male	Non-Binary	Did not Disclose Gender
Gender:
Directors	2	10	—	—
Number of Directors who identify in Any of the Categories Below:
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian (other than South Asian)	—	—	—	—
South Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	9	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+			—
Persons with Disabilities			—
Did not disclose demographic background			—

*	Includes all current directors, including those not standing for re-election.

The Nominating Committee may engage a third-party search firm to assist it in identifying director candidates, but the Nominating Committee did not do so in 2021. S&T did not receive any timely shareholder nominations for a director for consideration for this Annual Meeting.

Shareholder Communications with Directors

Shareholders who desire to communicate with the S&T Board or a specific director should send any communication, in writing, to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, Pennsylvania 15701, Attention: Secretary. Any such communication should state the number of shares beneficially owned by the shareholder. S&T’s Secretary will initially review all communications received in accordance with the Shareholders Communication Policy adopted by the S&T Board. The Secretary will relay all such communications to the appropriate director or directors on a periodic basis unless the Secretary determines that the communication does not relate to the business or affairs of S&T or the functioning or constitution of the S&T Board or any of its committees; relates to routine or insignificant matters that do not warrant the

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Corporate Governance

attention of the S&T Board; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full S&T Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through S&T’s management and only in accordance with S&T’s policies and procedures and applicable laws and regulations relating to the disclosure of information. If the Secretary believes the communication may be a complaint relating to any questionable accounting, internal accounting controls or auditing matter (“Covered Matter”), the Covered Matter will be handled in accordance with Corporate Policy #609 - Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters (“Whistleblower Policy”). A copy of the Whistleblower Policy is included on S&T’s website www.stbancorp.com, under Corporate Governance.

Code of Conduct and Ethics

The S&T Board has adopted a General Code of Conduct for directors, officers and employees and has further adopted a Code of Conduct for the Chief Executive Officer and Chief Financial Officer (the “Senior Officer Code”, which contains additional provisions separate from the General Code of Conduct applicable to our Chief Executive Officer (CEO) and Chief Financial Officer (CFO)). Both the General Code of Conduct and the Senior Officer Code are posted on S&T’s website www.stbancorp.com, under Corporate Governance. The General Code of Conduct addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, and compliance with laws, rules and regulations (including insider trading laws); corporate opportunities, confidentiality and fair dealing; and protection and proper use of company assets. It also encourages reporting any illegal or unethical behavior. The Senior Officer Code addresses the CEO and CFOs duty to report certain significant deficiencies in S&T’s internal control over financial reporting or fraud involving financial reporting, disclosures, or internal control over financial reporting and other violations of laws. A waiver of the General Code of Conduct for an executive officer or director of S&T (or a waiver of the Senior Officer Code for the CEO or CFO) may be made only by the S&T Board and must be promptly disclosed as required by SEC or NASDAQ rules. S&T will disclose any such waivers, as well as any amendments to the General Code of Conduct or the Senior Officer Code, on S&T’s website. Shareholders may obtain a printed copy of the Code of Conduct or the Senior Officer Code by contacting the Secretary at the address previously provided.

Political Activity/Contributions

S&T recognizes the inherent risks and responsibilities of good citizenship. Employees are encouraged to take part in political activities on their own time and in their own name, so long as their participation does not affect their job performance; however, employees may not solicit campaign funds or engage in other forms of electioneering on business premises. S&T generally refrains from making contributions of anything of value to directly/indirectly influence an election for political office. This includes the use of company facilities and equipment, loan of employees, loan or advances (other than under normal credit standards), furnishing of transportation, or special duplicating services. In the past fiscal year, S&T has spent no money and contributed nothing of value for political advocacy.

Employee, Officer and Director Hedging

Directors, officers, and employees are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds, or other derivatives) that are designed to hedge or speculate on any change in the market value of S&T’s securities.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during fiscal 2021 an officer or employee of S&T or any of our subsidiaries, and no member has ever served as an officer of S&T. None of our executive officers

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Corporate Governance

serves or, during fiscal 2021, served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of the S&T Board or Compensation Committee.

Compensation Consulting and Advisory Services Fees

In 2021, Aon plc (“Aon”) performed services for the Compensation Committee with respect to recommendations for the appropriate compensation level for the President and CEO; for evaluation of and recommendations for S&T’s peer banks; for an analysis of S&T’s executive compensation, including the NEOs, compared with S&T’s peer banks; and for refinements to the Management Incentive Plan and Long-Term Incentive Plan.

In 2021, the Compensation Committee reviewed and assessed the independence of Aon and concluded that Aon’s work did not raise any conflicts of interest and that they are independent. In reaching these conclusions, the Compensation Committee considered the factors set forth in the SEC rules and NASDAQ listing standards.

Environmental, Social and Governance Practices

S&T’s 2021 Corporate Responsibility Report provides S&T’s environmental, social and governance practices and can be found at www.stbank.com/2021CorporateResponsibilityReport.

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DIRECTOR COMPENSATION

The Nominating Committee annually reviews S&T’s director compensation and makes recommendations to the Board. S&T’s director compensation is designed to align the S&T Board with its shareholders and to attract, motivate and retain high performing members critical to S&T’s success. A directors’ compensation analysis including a peer comparison is completed annually. The objective is to evaluate our director compensation against our peer group to ensure S&T’s compensation practices for our directors are consistent with banks our size and within similar markets. S&T uses a combination of cash and restricted stock to attract and retain qualified candidates to serve on the Board. Restricted stock grants are intended to align directors’ interests with those of S&T’s shareholders.

In 2021, our non-employee directors received compensation for serving on the S&T Board and attending Board and committee meetings, or educational seminars, in the amounts described below. Employee members of the S&T Board receive no additional compensation for participation on the S&T Board. We reimbursed various directors for amounts expended for traveling to our meetings and to educational seminars. We determined these amounts were consistent with our guidelines and thus are not included in the 2021 Director Compensation table.

Directors’ Fees
Annual Cash Retainer	$60,000
Annual Stock Award(1)	50,000
Educational Seminar Fee	1,000
CEO Search Committee Stipend	10,000

Board and Committee Chairperson Retainer Fees
Chairperson	$90,000
Audit Chairperson	20,000
Compensation and Benefits Chairperson	12,500
Credit Risk Chairperson	12,500
Nominating and Corporate Governance Chairperson	12,500
Risk Committee Chairperson	12,500
Revenue Oversight Chairperson	12,500

(1)

On May 17, 2021, the S&T Board approved an annual stock award valued at $50,000, resulting in 1,465 shares of S&T Common Stock based on that day’s $34.13 per share closing price. The shares were to be granted effective upon the filing of the Form S-8 for the 2021 Incentive Plan, which was approved by shareholders at the May 17, 2021 annual meeting of shareholders. The 1,465 shares in the annual stock award were granted on August 5, 2021, immediately following the filing of Form S-8 for the 2021 Incentive Plan, with 100% vesting on May 16, 2022.

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Director Compensation

The following table provides information concerning compensation paid by S&T to its non-employee directors during 2021.

Director Compensation Table for Fiscal Year 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Lewis A. Adkins	61,000	50,000	—	111,000
Peter R. Barsz	65,000	50,000	—	115,000
Christina A. Cassotis	83,500	50,000	—	133,500
Michael J. Donnelly	61,000	50,000	—	111,000
James T. Gibson(3)	82,500	—	50,000	132,500
Jeffrey D. Grube	83,500	50,000	—	133,500
William J. Hieb	73,500	50,000	—	123,500
Jerry D. Hostetter(4)	60,000	—	50,000	110,000
Robert E. Kane	72,500	50,000	—	122,500
James C. Miller(5)	—	—	—	—
Frank J. Palermo, Jr	81,000	50,000	—	131,000
Christine J. Toretti	161,000	50,000	—	211,000
Steven J. Weingarten	75,500	50,000	—	125,500

(1)

The S&T Board awarded 1,465 restricted shares of Common Stock to each non-employee director on the S&T Board on August 5, 2021, with such shares vesting in full on May 16, 2022. The fair market value of the Common Stock granted on August 5, 2021 was $34.13 per share calculated based on the closing value as of May 17, 2021, the date the shares would have otherwise been issued pending certification of the 2021 Incentive Plan. The values for stock awards in this column represent the grant date fair value of the restricted shares granted in 2021, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 24 “Incentive and Restricted Stock Plan and Dividend Reinvestment Plan” in our Annual Report on Form 10-K for the year ended December 31, 2021. This column includes the value of these stock awards, all of which were issued under the 2021 Incentive Plan.

(2)

As of December, 31, 2021, each director had unvested stock awards of 1,465 restricted shares, except for Messrs. Gibson and Hostetter who resigned from the S&T Board on May 27, 2021 and May 28, 2021, respectively.

(3)

Mr Gibson resigned on May 27, 2021 as a member of the Board of Directors. Upon Mr. Gibson’s resignation, he received $60,000 director retainer fee for the full year, $12,500 for his Credit Risk Committee chairmanship, $10,000 bonus for his CEO search responsibilities, and $50,000 in lieu of the Director annual stock award.

(4)

Mr. Hostetter resigned on May 28, 2021 as a member of the Board of Directors. Upon Mr. Hostetter’s resignation, he received $60,000 director retainer fee for the full year, and $50,000 in lieu of the Director annual stock award.

(5)	Mr. Miller retired effective with the annual meeting in 2021. He received no fees or awards in 2021.

Directors’ Stock Ownership

The Board has adopted stock ownership guidelines for the directors of S&T. The guidelines require each director to own at least $100,000 in market value of Common Stock within one year of being elected to the Board in order to be nominated for reelection as a continuing director candidate for a second or third term of service. To be nominated for reelection as a continuing member of the Board for a fourth, or more, term of service, such continuing director candidate must own at least $250,000 in market value of the Common Stock. Each of our directors satisfies the stock ownership guidelines.

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PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022

The Audit Committee of the S&T Board appointed the firm of Ernst & Young LLP (Ernst & Young) as its independent registered public accounting firm, to audit and report on S&T’s financial statements for the fiscal year ending December 31, 2022. The S&T Board now recommends that S&T’s shareholders ratify this appointment.

We are not required to have the shareholders ratify the selection of Ernst & Young as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young but may nevertheless decide to continue to retain such independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interests of S&T and its shareholders.

Ernst & Young has no direct or indirect financial interest in S&T or in any of its subsidiaries, nor has it had any connection with S&T or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young are expected to be present at the virtual Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. It is also expected they will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The financial statements of S&T are audited annually by an independent registered public accounting firm. For the fiscal years ended December 31, 2021 and December 31, 2020, the audit was performed by Ernst & Young. Fees for professional services provided by Ernst & Young in each of the last two fiscal years are summarized below:

	2021	2020
Audit Fees	$1,066,230	$1,132,108
Audit-Related Fees	28,675	28,675
Tax Fees	284,877	283,671
All Other Fees	—	—
	$1,379,782	$1,444,454

“Audit Fees” for 2021 and 2020 include fees for audit services associated with the annual audit, the reviews of S&T’s quarterly reports on Form 10-Q, accounting, consultations and SEC registration statements.

“Audit-Related Fees” for 2021 and 2020 include fees billed for U.S. Department of Housing and Urban Development compliance procedures.

“Tax Fees” include fees for tax compliance work for the Wealth Management division for client fiduciary tax returns performed in 2021 and 2020.

There were no “All Other Fees” for 2021 and 2020.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the approval of all services performed by S&T’s independent registered accounting firm. All services provided by Ernst & Young (the “Independent Accountants”) in 2021 were pre-approved by the Audit Committee. The Audit Committee is required to pre-approve all audit and non-audit

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Proposal 2: Ratification of the Selection of Independent Registered

Public Accounting Firm For Fiscal Year 2022

services performed by the Independent Accountants to assure that the provision of such services does not impair the Independent Accountant’s independence. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting for ratification. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Independent Accountants to management.

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR” FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS S&T’s INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

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PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION

OF S&T’S NAMED EXECUTIVE OFFICERS

S&T believes that our overall executive compensation program, as described in the “Compensation Discussion and Analysis” section (the “CD&A”) elsewhere in this Proxy Statement, is designed to pay for performance and directly aligns the interest of our executive officers with the long-term interests of our shareholders.

As required by Section 14A of the Exchange Act, S&T is providing its shareholders a vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices. Pursuant to Section 14A of the Exchange Act, the S&T Board recommended, and the shareholders subsequently approved on an advisory basis at the 2018 annual meeting of shareholders, that this advisory proposal on executive compensation be submitted to shareholders annually. S&T expects to hold the next advisory vote on the frequency of the advisory vote on compensation at the annual meeting of shareholders in 2024.

Accordingly, S&T is presenting the following advisory proposal, commonly known as the “say-on-pay proposal,” for shareholder approval:

“Resolved, that the shareholders hereby approve, on a non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, which disclosure includes the compensation discussion and analysis, the compensation tables and all related material.”

Because your vote is advisory, it will not be binding upon the S&T Board. In the event this proposal is not approved by our shareholders, it will not be construed as overruling a decision by the S&T Board or the Compensation Committee, nor create or imply any additional fiduciary duty by the S&T Board or our Compensation Committee, nor will it be construed to restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the S&T Board and the Compensation Committee will consider the non-binding vote of our shareholders on this proposal when reviewing compensation policies and practices in the future.

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF S&T’s NAMED EXECUTIVE OFFICERS.

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EXECUTIVE OFFICERS OF THE REGISTRANT

Each executive officer of S&T holds office for the current year for which he or she was elected or appointed by the Board unless he or she resigns, becomes disqualified or is removed in the discretion of the S&T Board. The current executive officers of S&T and S&T Bank are:

Name of Executive Officer	Age	Principal Occupation During Past 5 Years	Officer of Corporation Since
Christopher J. McComish	57	Chief Executive Officer since August 2021. Prior to joining S&T, Executive Vice President, Consumer Banking at TCF Bank from July 2018 to July 2021; and President and CEO and Board Member at Scottrade Bank from September 2015 to December 2017.	2021
Mark Kochvar	61	Senior Executive Vice President and Chief Financial Officer since February 2010.	2008
David G. Antolik	55	President since August 2021. Previously, President and Interim CEO from April 2021 to August 2021; President from January 2019 to March 2021; Chief Lending Officer from 2008 to October 2020; and Senior Executive Vice President from 2008 to January 2019.	2004
George Basara	63	Executive Vice President, General Counsel and Corporate Secretary since June 2021. Previously, Executive Vice President and General Counsel since October 2021; and Executive Vice President, General Counsel and Human Resources Director, from January 2015 to October 2021.	2015
Charles B. Carroll, Jr.	50	Executive Vice President and Chief Administrative Officer since October 2020. Previously, Executive Vice President and Director of Consumer Banking from April 2020 to October 2020; Executive Vice President and Director of Consumer Sales & Service from January 2019 to April 2020; and Senior Vice President and Director of Mortgage Sales from February 2018 to January 2019. Prior to joining S&T, Senior Vice President and Director of Sales, Service, and Operations for First Merit/Huntington Bank from June 2016 to January 2018.	2020
Mary Anne Dornetto	69	Executive Vice President and Interim Chief Credit Officer since October 2020. Previously, Executive Vice President and Deputy Chief Credit Officer from June 2019 to October 2020; Executive Vice President and Managed Assets Division Manager from December 2017 to June 2019; and Senior Vice President and Managed Asset Division Manager from November 2011 to December 2017.	2020
Stephen A. Drahnak	51	Executive Vice President and Chief Commercial Banking Officer since January 2022. Previously, Executive Vice President and Market President from December 2018 to January 2022; and Executive Vice President and Commercial Banking Group Manager from December 2011 to December 2018.	2022
Melanie A. Lazzari	42	Executive Vice President and Controller since January 2017.	2015
Susan A. Nicholson	49	Executive Vice President and Chief Human Resource Officer since October 2021. Previously, Executive Vice President and Employee Services Manager from April 2020 to October 2021; and Senior Vice President and Employee Services Manager from January 2016 to April 2020.	2022
LaDawn D. Yesho	47	Executive Vice President and Chief Risk Officer since July 2021. Previously, Executive Vice President and Interim Chief Risk officer from June 2021 to July 2021; Executive Vice President and Chief Audit Executive & Assistant Secretary from December 2017 to June 2021; and Executive Vice President and Chief Audit Executive from December 2012 to December 2017.	2021

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COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

We provide the following overview of S&T’s executive compensation principles, specific executive compensation programs, and pay decisions that were made by the Compensation in 2021. In addition, we describe the process by which we arrive at specific compensation policies and decisions involving program design and pay for S&T’s NEOs, who are listed below.

Name	Title

Christopher J. McComish	Chief Executive Officer

Mark Kochvar	Senior Executive Vice President and Chief Financial Officer

David G. Antolik	President

Charles B. Carroll, Jr.	Executive Vice President and Chief Administration Officer

George Basara	Executive Vice President and General Counsel

LaDawn D. Yesho	Executive Vice President and Chief Risk Officer

Todd D. Brice	Former Chief Executive Officer

As the table above shows, 2021 was a year of transition and significant change for S&T. After a decade serving as our Chief Executive Officer (“CEO”) and on the S&T Board, Mr. Brice retired effective March 31, 2021. Following Mr. Brice’s retirement, Mr. Antolik, our President, served as Interim CEO until August 23, 2021, when Mr. McComish was hired as our new CEO.

EXECUTIVE SUMMARY

Key Business and Financial Highlights

As reported in S&T’s Form 10-K for the year ended December 31, 2021, we are pleased to report:

•

Record net income of $110.3 million, or $2.81 per diluted share, was earned for the year ended December 31, 2021 compared to net income of $21.0 million, or $0.53 per diluted share, for 2020. Net income for 2020 was impacted by a customer fraud that reduced net income by $46.3 million, or $1.19 per diluted share.

•	Full year 2021 dividends declared increased to $1.13 compared to $1.12 in 2020.

•	Total portfolio loans, excluding Paycheck Protection Program (PPP), increased $150.8 million, or 2.2% compared to December 31, 2020.

•	Total deposit growth of $576.0 million, or 7.8%, with an improved deposit mix and strong noninterest-bearing demand growth compared to December 31, 2020.

•	Strong core customer fee growth, including service charges, card income and wealth management, of $7.2 million, or 18.7% compared to 2020.

2021 Total Compensation Review

Following our CEO search and recruitment process, we determined to evaluate the competitiveness of total compensation for our executive officers, including the NEOs. Compensation for NEOs and most of our other executives had not been increased since 2019. In the last quarter of 2021, we engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), who had consulted on the compensation arrangement with our new CEO, to evaluate our compensation peer group and perform a compensation analysis of our executive vice president level and higher compared to the updated peer group. The compensation analysis showed that total direct compensation for our executive team was not in line with similarly situated executives at our peer banks.

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Compensation Discussion and Analysis

We reviewed and considered the data provided by these surveys but did not use this information or any other data as a definitive benchmark to set executive compensation for fiscal year 2021. We considered the data in conjunction with other factors, such as company and individual performance, scope of responsibilities and authority, long-term executive retention needs and goals, leadership potential, and succession planning. As a result, we decided to raise 2021 executive total direct compensation by increasing the target opportunity percentage for the 2021 Management Incentive Plan (the “2021 MIP”) by 50%, thereby assigning more weight to the variable component of total direct compensation.

Key 2021 Compensation Decisions

During 2021, the Compensation Committee evaluated and approved the following in connection with our CEO transition:

•

Mr. McComish was hired as our CEO effective August 23, 2021. His compensation package for 2021 included an annual salary of $750,000; a minimum incentive payment of $300,000 for his performance in fiscal year 2021, and an inaugural equity award valued at $250,000 of S&T Common Stock that vests in two installments on each of the 6 month and one year anniversary of the date of grant, subject in each case to his continued employment. Beginning in 2022, Mr. McComish will have the opportunity to participate in the same Management Incentive Plan and Long-Term Incentive Plan as our other NEOs, in order to align Mr. McComish’s compensation with performance.

•

Mr. Antolik received a temporary supplemental payment of $25,000 per month for the five months he served as Interim CEO. In addition, his employment agreement increased his salary to $500,000 effective August 23, 2021, and provided for a cash transition award of $75,000 in recognition of his role as Interim CEO from April 1, 2021 through August 22, 2021.

In addition, for 2021, the Compensation Committee evaluated and approved the following pay adjustments and awards for our other NEOs:

•

Other than as described above related to our CEO transition, did not increase our NEOs’ base salary in 2021. Instead, we increased the target opportunity percentage for the 2021 MIP by 50% to increase our NEO’s at-risk pay.

•	Approved payouts under the 2021 MIP at 103% of the Corporate Component of the target for each NEO. Mr. Brice did not participate in the 2021 MIP due to his retirement.

•

Granted annual long-term incentive awards under the terms of the 2021 Long-Term Incentive Plan (“2021 LTIP”), 50% of which vest based on continued employment and 50% of which vest based on the achievement of pre-determined performance metrics. Mr. Brice did not participate in the 2021 LTIP due to his retirement.

•

Mr. Carroll and Ms. Yesho were awarded 3,000 and 1,000 restricted shares of S&T Common Stock, respectively, on April 1, 2021 as an additional, one-time grant that will vest pro rata over three years, subject to their respective continued employment. These awards recognized their valuable contribution to S&T as Chief Administrative Officer and Chief Audit Executive, as well as S&T’s desire to retain them in their roles. Ms. Yesho assumed the role of Chief Risk Officer on July 19, 2021.

•

Mr. Antolik was awarded 1,192 restricted shares of S&T Common Stock that will vest equally on October 12, 2021; October 12, 2022; and October 12, 2023. This award was the second of two installment awards made in connection with the Committee’s approval of a Confidentiality, Trade Secrets, Non-Solicitation and Severance Agreement for Mr. Antolik.

SAY ON PAY AND SHAREHOLDER ENGAGEMENT

S&T is required to provide a separate non-binding shareholder advisory vote on the compensation of S&T’s NEOs. At the 2021 annual meeting of shareholders, the holders of 24,684,538 shares of Common Stock, or 96% of the shares voting on the proposal, voted to approve the non-binding, advisory proposal on the compensation of S&T’s executive officers.

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Compensation Discussion and Analysis

The Compensation Committee believes the results of this vote demonstrate the strong support for S&T’s executive compensation policies and practices among shareholders. The Compensation Committee expects to continue to adhere to the compensation policies, principles and programs described below in future years, and will continue to consider these non-binding advisory results on our compensation programs, among other factors.

OVERVIEW OF THE COMPENSATION PROGRAM, POLICIES AND PROCESS

Executive Compensation Philosophy and Practices

S&T designs its management compensation programs and policies to optimize their alignment with S&T’s strategic direction and business environment within which it must create value for shareholders and focus on pay for performance. Listed below are some of S&T’s primary program objectives, practices, and policies.

WHAT WE DO		WHAT WE DON’T DO
☑	Align our compensation program with shareholder interests.

☒   Provide tax gross-ups to any of our NEOs.

☒   Provide excessive perquisites or personal benefits to our NEOs.

☒   Allow repricing, backdating, or discounting of stock options.

☒   Provide for prepayment of dividends on unearned restricted shares.

☒   Provide single trigger vesting of equity-based awards upon a change in control.

☒   Allow pledging or hedging of Common Stock by our NEOs.

☑	Emphasize adherence to strong pay for performance principles to appropriately balance risk and reward and reinforce engagement among the leadership team and S&T key contributors.
☑	Structure our compensation program to effectively attract and retain top talent and allow for succession planning.
☑	Ensure sound risk management and effective controls.
☑	Subject all payments to claw-back provisions that allow S&T to cancel or recoup any bonus, retention award or incentive compensation paid or required to be paid to our NEOs if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.
☑	Maintain robust stock ownership guidelines that require our NEOs to own Common Stock with a fair market value equal to 3X base salary for the CEO and President and 2X base salary for our other NEOs.

As of December 31, 2021, Messrs. Antolik, Basara and Kochvar and Ms. Yesho meet the ownership guidelines. Mr. McComish was hired effective August 23, 2021, and has not yet acquired the 3X ownership guideline. Mr. Carroll has not yet reached his 2X ownership guideline. Our guidelines limit the ability of the NEOs to liquidate only the number of the vesting restricted shares of Common Stock sufficient for paying current tax liabilities on the vesting shares, until the officer achieves the stock ownership guidelines.

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Compensation Discussion and Analysis

Compensation Approval Process

Our Compensation Committee engages with management and an independent compensation consultant as a part of its processes – the role of each and the overall compensation approval process are described in greater detail below.

Compensation Committee Role

Executive compensation decisions are made by the Compensation Committee, whose members are all independent, non-employee directors under the NASDAQ listing standards. The Compensation Committee operates under a written charter approved by the S&T Board, which it reviews, modifies as necessary and reaffirms on an annual basis. The Compensation Committee charter is available in the Corporate Governance section of our website at www.stbancorp.com.

The Compensation Committee considers overall corporate performance as well as individual initiative and achievements when reviewing and approving all compensation decisions relating to S&T’s NEOs. The objective of the Compensation Committee is to appropriately structure compensation to allow us to recruit, train, motivate and retain highly talented individuals at all levels of the organization who are committed to our core values and our future success while also ensuring a strong connection between pay and performance.

The Compensation Committee is actively involved in the oversight of not only NEO compensation but all remuneration programs that have a material cost profile, that could materially affect S&T’s risk profile or influence the focus of key contributors on achievement of strategic and tactical objectives.

The Compensation Committee independently decides the compensation that S&T will pay the CEO and President. The Compensation Committee reviews and approves the salary of the CEO and President annually. On July 12, 2021, however, the S&T Board approved employment agreements with three-year terms for Mr. McComish, the CEO, and Mr. Antolik, the President that included salary, annual cash incentives, long-term incentives and other compensation.

For the remaining executive officers, the CEO makes recommendations to the Compensation Committee, which reviews, approves or adjusts the recommendations. The Compensation Committee meets in an executive session to discuss and finalize its decisions regarding the CEO’s compensation.

The S&T Board reviews all decisions relating to the compensation of executive officers, except for decisions about awards under the S&T Bancorp, Inc. 2021 Incentive Plan (the “2021 Plan”), the MIP and the LTIP, which are made solely by the Compensation Committee with input from the CEO on all other NEOs.

Management Role	The salaries for the other NEOs are reviewed by the CEO and are presented for approval to the Compensation Committee on an annual basis, typically in March.
Independent Compensation Committee Role

In 2021, the Compensation Committee engaged Aon to assist in the evaluation, oversight, and periodic refinement of executive reward programs. Specifically, Aon advised on the compensation package for the new CEO, performed a review and update of the Peer Banks, and analyzed executive total direct compensation compared to the Peer Banks.

The Compensation Committee has monitored the relationship with Aon carefully and has determined that the advice provided on NEO pay meets the highest standards of internal and external defensibility for such advice and that Aon is independent and that there were no conflicts of interest resulting from retaining Aon for such engagement. In reaching these conclusions, the Compensation Committee considered the factors set forth in both SEC rules and NASDAQ listing standards.

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Use of Competitive Data

The Compensation Committee reviews comparisons of the compensation programs established by peer banks for executives having similar responsibilities to S&T’s executives to obtain a general understanding of current market practices to assist in evaluating S&T’s compensation program. The Compensation Committee continued to use its 2018 peer group, along with other factors, when originally setting 2021 total direct compensation for our NEOs. The 2018 peer group consisted of:

1st Source Corporation	Independent Bank Corporation
Atlantic Union Bankshares Corporation	Lakeland Bancorp
BancFirst Corporation	NBT Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Renasant Corporation
City Holding Company	Sandy Spring Bancorp, Inc
Community Bank System, Inc.	Tompkins Financial
First Busey Corporation	Univest Financial Corporation
First Commonwealth Financial Corporation	WesBanco
First Financial Bancorp	WSFS Financial Corporation
First Merchants Corporation

After Mr. McComish’s compensation was set and he commenced employment in August 2021, the Compensation Committee engaged Aon to advise on the appropriateness of the banks in the peer group considering S&T’s current status and common practices among peer banking organizations for defining peer groups for executive compensation review purposes. The Compensation Committee reviewed and agreed with Aon’s recommendations and selected the following peer group based on similar size and scope to S&T and operating both inside and outside S&T’s geographic market (collectively, the “Peer Banks”):

1st Source Corporation	Northwest Bancshares, Inc.
Berkshire Hills Bancorp, Inc.	OceanFirst Financial Corp.
Brookline Bancorp, Inc	Park National Corporation
City Holding Company	Premier Financial Corp.
Community Bank System, Inc.	Provident Financial Services, Inc.
First Busey Corporation	Republic Bancorp, Inc.
First Commonwealth Financial Corporation	Sandy Spring Bancorp, Inc.
First Merchants Corporation	Tompkins Financial
Lakeland Bancorp	TowneBank
Midland States Bancorp, Inc.	Univest Financial Corporation
NBT Bancorp, Inc.	WesBanco

The Peer Banks were used by Aon to analyze the total direct compensation for S&T’s executives for 2021 and will continue to be used in evaluating compensation for S&T executives, including the NEOs, going forward.

The Compensation Committee uses the companies in the S&P 600 Bank Industry Index as of January 1 of the plan year (the “Performance Peer Group”) for comparing S&T’s relative performance for that year’s LTIP. The companies in the S&P 600 Bank Industry Index as of January 1, 2021 are the Performance Peer Group for the 2021 LTIP.

Total Direct Compensation Position

S&T’s target pay mix is built on competitive base salaries, with generally moderate annual and long-term incentive targets. The moderate positioning of annual incentives and long-term incentives reflects our commitment to introducing pay program modifications that are both sensitive to S&T’s proactive risk management culture while, at the same time, responding appropriately to the importance of retaining a strong and committed leadership team at S&T. The Compensation Committee reviews this posture periodically with the help of outside advisors.

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Compensation Discussion and Analysis

For NEOs, the Compensation Committee reviews a number of analyses of compensation practices to help facilitate its executive compensation decisions. These include:

•	Pay mix representing the effectiveness of balancing long-term versus short-term performance imperatives;

•	Wealth accumulation opportunities in light of existing programs and outstanding rewards;

•	Current pay relative to peer group practices;

•	Selective review of compensation data for positions of similar scope and focus; and

•	Detailed formal review of overall performance and specific performance contributions made to S&T by each NEO.

COMPONENTS OF THE COMPENSATION PROGRAM

The Compensation Committee continues to support a pay program with five major components to help guide compensation decisions:

Compensation Component	Description

Base Salary	Base salary is fixed compensation that is reviewed annually and is based on performance, experience, responsibilities, skill set and market value. It provides a base level of compensation that corresponds to the job function performed and serves to attract, retain, reward, and motivate qualified and experienced executives.

Management Incentive Plan (“MIP”)	An annual incentive plan with a target incentive opportunity designed to encourage retention, appropriately reward executive officers for meeting individual and company performance goals, and ensure competitive pay practices when recruiting new or additional leadership positions.

Long-Term Incentive Plan (“LTIP”)	A long-term incentive program that serves three purposes: (1) to help promote leadership retention and management continuity as S&T continues to execute its longer-term strategic plan; (2) to reward management for strong sustained value creation and financial performance; and (3) to align our executives’ interests with those of our shareholders via appropriately-sized grants of equity compensation.

Other Benefits	Consists of certain other customary, broad-based benefits provided to S&T employees (e.g., retirement and health plan benefits) and limited, non-excessive perquisites, when appropriate.

Double Trigger Change in Control Severance Protections	We provide our NEOs with double trigger change in control severance to protect the executives during potentially tumultuous corporate transactions, allow executives to focus on generating shareholder value during any change in control, and provide market-competitive post-employment compensation.

A detailed review of each of the above compensation components and the 2021 decisions and payouts is provided in the sections below.

Base Salary

As described above, the purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ roles, responsibilities, contributions, experiences and performance. The Compensation Committee independently decides the compensation that S&T will pay the CEO and President

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Compensation Discussion and Analysis

and, for the remaining executive officers, the CEO makes recommendations to the Compensation Committee, which reviews, approves or adjusts the recommendations. Each executive’s individual pay reflects individual experience, expertise, performance and contributions in the role.

2021 Base Salary Amounts

When appropriate, the Compensation Committee increases base salaries both to ensure consistency with market competitive practices and to recognize the critical value of each senior executive’s management of S&T. The Compensation Committee decided to hold 2021 salaries at the 2020 level, except for Mr. Antolik. The following table summarizes the 2021 base salaries for each of our NEOs.

Named Executive Officer	2020 Salary	2021 Salary	% Increase
Christopher McComish(1)	$—	$750,000	—
David Antolik(2)	418,800	500,000	19.4
Mark Kochvar	355,600	355,600	—
Charles B. Carroll, Jr.	315,000	315,000	—
George Basara	294,200	294,200	—
LaDawn D. Yesho(3)	251,000	290,000	15.5
Todd D. Brice(4)	662,550	662,550	—

(1)	McComish commenced employment on August 23, 2021.

(2)	Mr. Antolik received a supplemental payment of $200,000 in addition to his salary for his role as Interim CEO. Effective August 23, 2021, his salary as President became $500,000.

(3)	Ms. Yesho received a pay increase effective July 19, 2021 for her promotion to Chief Risk Officer.

(4)	Mr. Brice retired effective March 31, 2021 and therefore was not employed at the time 2021 salaries became effective.

Management Incentive Plan Awards

For 2021, we adopted the 2021 MIP, an annual cash incentive award with a target equal to a set percentage of base salary for each of our NEOs. As described above, the Compensation Committee engaged Aon to perform a compensation analysis following Mr. McComish’s hiring as CEO. After reviewing the analysis performed by Aon and considering a wide range of factors including, but not limited to, the need to retain top talent and appropriately align pay and performance, the Compensation Committee amended the 2021 MIP early in the fourth quarter to increase the target percentages. This amendment was made, rather than increasing fixed compensation components, to ensure the ability to recruit and retain top talent while at the same time, ensuring executives are appropriately motivated to focus on company performance and increase shareholder value. The remaining features of the 2021 MIP remained the same.

The following formula is used to determine MIP award payouts:

To further strengthen the linkage between the MIP award, risk management, and shareholder value creation, the MIP contains a “Shareholder Protection Feature” in which payouts will not occur for any plan year if S&T falls below “well capitalized” capital ratio requirements established by regulatory authorities, determined as of and up to the date that any payment would ordinarily occur pursuant to the MIP’s provisions. In addition to the Shareholder Protection Feature of the MIP, the MIP is operational only if S&T achieves Return on Average Equity (“ROAE”) for the plan year of at least 5% (the “Minimum Gateway Requirement”). The Compensation Committee believes that these features, coupled with the claw-back requirements and the use of multiple performance measures, provide for substantial protection against excessive or unnecessary risk-taking by any plan participant.

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Compensation Discussion and Analysis

Target Bonus Percentages

The following table shows the target percentage of base salary as well as the weighting of the corporate and individual performance factors for each of our NEOs. We believe that the 2021 MIP’s targets are consistent with our philosophy of providing our NEOs the opportunity for reasonable annual incentives and designing a larger portion of our CEO’s compensation as “at-risk” to reflect his role within our organization. We also believe the mix between corporate and individual performance appropriately balances the importance of S&T achieving key financial performance goals and allows us to specifically tailor incentive compensation awards to the unique job responsibilities of each of our NEOs.

Named Executive Officer	Target % of Base Salary	Company Performance Factor Weighting	Individual Performance Factor Weighting
David Antolik(1)	51.67%	80%	20%
Mark Kochvar	45%	80%	20%
Charles B. Carroll, Jr.	45%	80%	20%
George Basara	30%	70%	30%
LaDawn D. Yesho(2)	45%	80%	20%
Todd Brice(3)	—	—	—

(1)

Mr. Antolik’s employment agreement provided for a target MIP opportunity, with respect to fiscal year 2021 only, of $295,017 partially in consideration for his prior service as Interim Chief Executive Officer, which is approximately 51.67% of presumed Annual Base Salary of $571,000 (based on a proration of his salaries of $418,800 and $500,000 and his $200,000 in supplemental payments in 2021).

(2)

Ms. Yesho was promoted to Chief Risk Officer from Chief Audit Executive, effective July 19, 2021. Her target percentages and performance factor weightings, along with previous and new salary, were prorated over the year. From January 1, 2021 through July 18, 2021, her target percentage was 30% of base salary of $251,000 and her factor weightings for company performance and individual performance were 70% and 30%, respectively. From July 19, 2021 through December 31, 2021, her new salary of $290,000 was used for the target percentages and performance factor weightings in the table.

(3)	Mr. Brice did not participate in the 2021 MIP due to his retirement in March 2021.

Because Mr. McComish commenced employment on August 23, 2021, he was guaranteed a minimum annual bonus of $300,000 rather than identifying a percentage of salary.

Corporate Performance Factor

Corporate goals for 2021 were set based on target Earnings Per Share (“EPS”), which we believe demonstrates the creation of shareholder value further aligning shareholder and executive interests. The actual earnings opportunity for EPS was based on the performance level achieved relative to the performance ranges shown in the table below with a target EPS equal to $2.80. The 2021 target EPS was set lower than the 2020 target EPS because of the effects of the Covid-19 pandemic that continued to challenge earnings growth. “Allocated Target” equals the participant’s MIP incentive target multiplied by the weighting for each performance category (e.g., 80% for EPS and 20% for individual objectives).

Performance Level	Payout Level Percentage
Below Threshold	0% of Allocated Target
Threshold	25% of Allocated Target
Target	100% of Allocated Target
Distinguished	175% of Allocated Target

*	Linear interpolation is utilized to determine awards between Threshold and Target and Target and Distinguished

Individual Performance Factor

Each participant had multiple individual goals against which individual performance was evaluated. The framework for establishing these goals was based largely on execution of elements of S&T’s strategic plan, including activities centered around multi-faceted growth, profit improvement, operational effectiveness, corporate culture, effective brand and enterprise risk management (i.e., balanced risk and reward).

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Compensation Discussion and Analysis

Summary of 2021 MIP Payouts

Our 2021 EPS result was $2.81 compared to the Target Performance Level of $2.80 EPS, resulting in a Payout Level Percentage of 103% of the Allocated Target for Corporate Results. Based on achieving 103% of the Target Performance Level of EPS and the level of achievement of individual goals, the Compensation Committee approved the following cash awards under the 2021 MIP to each NEO:

Named Executive Officer	Actual Payout as a Percentage of Base Salary	Award Amount ($)
Christopher J. McComish (1)	—	300,000
David G. Antolik	52.9%	302,097
Mark Kochvar	45.6%	162,260
Charles B. Carroll, Jr.	46.1%	145,152
LaDawn D. Yesho	38.0%	102,692
George Basara	30.6%	90,113
Todd D. Brice(2)	—	—

(1)	Mr. McComish commenced employment as CEO on August 23, 2021. In accordance with his employment agreement, for his 2021 performance, he was awarded $300,000.

(2)	Mr. Brice did not participate in the 2021 MIP due to his retirement in March 2021.

Long-Term Incentive Plan Awards

The LTIP is designed to: (1) to help promote leadership retention and management continuity as S&T continues to execute its longer-term strategic plan; (2) to reward management for strong sustained value creation and financial performance; and (3) to align our executives’ interests with those of our shareholders via appropriately-sized grants of equity compensation. The 2021 LTIP puts a greater focus on performance and serves to create a balance between long-term and short-term performance imperatives, beyond that offered by the annual cash incentive under the MIP.

The 2021 LTIP contains the same Shareholder Protection Feature for all awards and the Minimum Gateway Requirement for the performance-based restricted shares as described earlier for the 2021 MIP. The Compensation Committee believes that these features, coupled with the restricted stock and claw-back requirements, provide for substantial protection against excessive or unnecessary risk-taking by any plan participant.

As part of a consulting agreement entered into in connection with his retirement and described in greater detail below, Mr. Brice’s outstanding time and performance based restricted share awards under the LTIP were modified to continue under the original terms of the grant and will not be forfeited, so long as the consulting agreement remains in effect.

2021 Long-Term Incentive Awards

Effective April 1, 2021, the Compensation Committee awarded the NEOs equity denominated long-term incentive awards under the 2021 LTIP. Grants were made at a grant price equal to $33.0964 per share, which was the average of the high and low price of S&T Common Stock for the ten trading days ending on the grant date.

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Compensation Discussion and Analysis

Each NEO’s target award consists of the following:

Time-based restricted shares vest in equal amounts on the second and third anniversaries of their grant date. Performance-based restricted shares (“PBRSs”) may be earned over a three-year period based on the Company’s Return on Average Equity (“ROAE”) and Total Shareholder Return (“TSR”) performance relative to the Performance Peer Group (defined in “Use of Competitive Data” on page 33), as described in more detail below.

The following awards were granted under the 2021 LTIP to the NEOs:

Named Executive Officer	Target Percentage of Base Salary	Number of Time-Based Shares	Number of Performance-Based Shares
David G. Antolik	40%	2,531	2,531
Mark Kochvar	35%	1,881	1,880
Charles B. Carroll	35%	1,666	1,666
LaDawn D. Yesho	30%	948	948
George Basara	30%	1,112	1,111
Todd D. Brice(1)	—%	—	—

(1)	Mr. Brice was pending retirement so no awards were granted to him in 2021.

As shown below, the number of PBRSs earned may rise to 150% of the PBRSs originally granted to a participant if ROAE performance is at the distinguished level (see below) and TSR is above half the Performance Peer Group. The number of PBRSs can fall to zero shares if performance is below the threshold level and TSR is at or below half the Performance Peer Group. If the number of shares earned exceeds the number of PBRSs issued to a participant (because performance is above target) S&T issues additional unrestricted shares upon vesting so that the participant receives the full number of shares earned.

Because he was not hired until August 23, 2021, Mr. McComish was granted an initial award of 8,309 restricted shares with a value of $250,000 in accordance with his employment agreement rather than participating in the 2021 LTIP program. The restricted shares awarded vest (i) 50% on the date six (6) months following the date of grant and (ii) 50% on the date twelve (12) months following the date of grant, subject in each case to his continued employment through such dates. Mr. McComish participates in the same LTIP award program as the other NEOs beginning in fiscal year 2022.

2021 LTIP Performance Metrics

Two metrics are used to determine the percentage of the PBRS target earned through vesting of the PBRS awards (also referred to as performance shares). The Compensation Committee believes that ROAE measures and incentivizes S&T’s long-term profitability vis-à-vis our peers, while our relative TSR captures our shareholder return vis-à-vis our peers.

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Compensation Discussion and Analysis

(A) Return on Average Equity (“ROAE”) for 2021 through 2023 relative to the Performance Peer Group

Participants can earn from 0% to 120% of their PBRS Target based on this metric as summarized below:

Performance Level	ROAE for 3-year Performance Period Relative to the Performance Peer Group	Vesting Percentage

Below Threshold	Below the 50th percentile of the Performance Peer Group	0% of Target

Threshold	50th percentile of the Performance Peer Group	25% of Target

Target	75h percentile of the Performance Peer Group	100% of Target

Distinguished	90th percentile of the Performance Peer Group	120% of Target

*	Linear interpolation is utilized to determine awards between Threshold and Target and Target and Distinguished.

(B) Cumulative Total Shareholder Return for 2021 through 2023 relative to Performance Peer Group

Participants can earn an additional 30% of their PBRS target if S&T’s cumulative TSR for the performance period exceeds the cumulative TSR for more than three quarters of S&T’s peers (i.e., exceeds the 75th percentile of the Performance Peer Group).

Vesting of 2018 Long-Term Incentive Plan Awards

Because S&T was below the 50th percentile for 3 Year ROAE and below the 50th percentile for TSR relative to the peer banks identified at the time of grant, the NEOs’ performance-based shares granted on March 19, 2018 did not vest and were forfeited in 2021. The Committee approved the vesting of the time-based awards based on S&T meeting the Shareholder Protection Feature.

Certain Other Benefits

S&T provides certain other benefits to the NEOs that are appropriately limited in scope and value. The primary benefits for the NEOs are a broad-based defined contribution retirement plan and welfare benefit plan, a nonqualified deferred compensation plan, and a defined benefit program. The Thrift Plan for Employees of S&T Bank (the “Thrift Plan”) is a broad-based qualified defined contribution plan. All employees may participate in the Thrift Plan with elective salary deferrals, or 401(k) contributions. During 2021, S&T made matching contributions equal to 100% of the first 1% of the employees’ eligible compensation and 50% of the next 5% of the employees’ eligible compensation, up to a maximum of 3.5% of all employees’ eligible compensation. More information regarding the other retirement benefits can be found beginning on page 49. The S&T Bank Welfare Benefit Plan is generally provided to all officers and full-time employees and includes provisions for medical reimbursement, dental coverage, vision care coverage, long-term disability income, a flexible spending account, a health savings account and life insurance.

Because S&T’s executives frequently drive vehicles on company business, S&T provides either a company car or a car allowance to executives, including the NEOs. Executives are responsible for reporting the amount of personal use of company cars to S&T, so that the taxable income from such use can be reported in the executives’ compensation. Executives who do not have a company car receive an annual car allowance of $6,000 or $7,200, depending upon the frequency that the executive drives. The car allowance is fully taxable compensation. In his employment agreement, our CEO Mr. McComish received up to a $25,000 annual car allowance, which the Committee ultimately approved to be as a company car.

Lastly, S&T pays for certain members of senior management to belong to one or more private clubs, if the member of management has significant customer contact and involvement in the community. S&T considers a social or country club to be an appropriate venue to entertain customers and to participate in various community functions. Expenses of a personal nature or related to a spouse are not paid by S&T.

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Compensation Discussion and Analysis

Double Trigger Change in Control Severance Protections

S&T enters into change in control agreements with selected officers in senior management, including all the NEOs to help ensure that S&T’s leadership team remains engaged and focused should the organization ever become the target of a change in control where their jobs or ongoing compensation could be at risk. The primary terms and compensation payments contemplated by the agreements also include robust non-competition and non-solicitation provisions, one or both of which must be agreed to by the executive to receive the benefits provided.

The Compensation Committee believes that the change in control agreements provide reasonable protection to the individual members on the senior management team and thereby align senior management’s interest with the interest of S&T’s shareholders.

OTHER COMPENSATION-RELATED PROVISIONS

Risk Mitigation in Plan Design

The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages any unnecessary or excessive risk taking and concludes:

•	S&T’s compensation plans do not encourage executives to take unnecessary and excessive risks that could threaten the value of S&T;

•	The compensation plans are structured so that their potential for generating unacceptable risk that could materially affect the value of S&T is limited; and

•	The compensation plans are not structured to create substantial opportunities to benefit due to material manipulation of financial results.

In addition, at least annually, the Compensation Committee discusses, evaluates and reviews with S&T’s CRO the compensation arrangements to ensure that: (i) the compensation plans for senior management (senior vice presidents or higher) do not encourage the members of senior management to take unnecessary and excessive risks that threaten the value of S&T, (ii) the compensation plans for employees do not pose unnecessary risks to S&T, and (iii) the compensation plans for employees do not encourage the manipulation of reported earnings to enhance the compensation of any of S&T’s employees.

Employment Agreements

S&T provided employment agreements to the Messrs. McComish and Antolik for their roles as CEO and President, respectively, on July 12, 2021. S&T does not provide employment agreements for any of the other NEOs. For more detail regarding the employment agreements for Messrs. McComish and Antolik as well as a consulting agreement entered into with Mr. Brice upon his retirement. See further discussion in Additional Narrative Information – Compensation Agreements on page 45.

2022 COMPENSATION DECISIONS

For the 2022 fiscal year, we made certain changes to our incentive compensation program to ensure S&T’s ability to recruit and retain top talent while further increasing the percentage of our NEO’s total direct compensation that is at-risk and tied to company performance metrics.

Specifically, we revised our annual MIP to expand the metrics for the company performance factor. We retained EPS as a metric weighted at 60% but now also utilize pre-provision net revenue (“PPNR”) (20%) and credit quality (20%). We consider incorporating the PPNR ratio to have a profitability measure which is neutral to the impact of credit quality and taxes. We also are focusing on improving credit quality and consider including a credit quality metric in the company performance factor. Because this provides a more holistic company performance review, we also removed the individual performance factor for the 2022 MIP. Lastly, we increased

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Compensation Discussion and Analysis

the target incentive opportunities as a percentage of salary to 50% for the President and CFO and 40% for the other non-CEO NEOs. Mr. McComish, our CEO, has a target incentive opportunity of 67% pursuant to his employment agreement.

We also made changes to our 2022 LTIP awards. We increased the target opportunities as a percentage of base salary to 50% for the President and the CFO and to 40% for all other non-CEO NEOs. The CEO has a target opportunity of 100% in accordance with his employment agreement. For 2022 only, in accordance with his employment agreement, the President has an award at a value of $409,217 (71.67% of salary target opportunity) partially in recognition of his Interim CEO role in 2021. We also modified the payout levels on peer-relative ROAE metric to 50% of target (Threshold Performance), 100% of target (Target Performance) and 150% of target (Maximum Performance) and changed the peer-relative TSR to a modifier to the ROAE payout metric: -30% (Threshold or below), 0% (Target) and +30% (Maximum). The foundation similar to the 2021 LTIP approach with higher upside (195% versus 150%), and the symmetric TSR modifier provides benefits or take-aways based upon S&T’s performance. The 2021 approach did not have a downside for poor performance on TSR. We consider the enhanced upside on the ROAE payout metric combined with the TSR modifier to offer a long-term incentive that better aligns the interests of NEOs with shareholders. Lastly, our 2022 time-based restricted shares are scheduled to vest pro rata over three years rather than 50% on each of the second and third anniversaries of the grant date.

EFFECT OF TAXATION ON COMPENSATION PROGRAMS (TAX CONSIDERATIONS)

As in the past, the Compensation Committee expects to continue to take into consideration the tax deductibility of compensation but reserves the right to maintain flexibility with respect to S&T’s executive compensation programs, including the awarding of compensation that may not be deductible when it believes that such payments are appropriate and in the best interests of the shareholders.

Despite the limited availability of Code Section 162(m) performance-based compensation exceptions following the Tax Cuts and Jobs Act of 2017, our Compensation Committee does not anticipate a shift away from variable or performance-based compensation payable to our NEOs. Similarly, we do not expect to apply less rigor in the process by which we establish performance goals or evaluate performance against pre-established goals with respect to compensation paid to our NEOs.

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COMPENSATION AND BENEFITS COMMITTEE REPORT

We, the Compensation and Benefits Committee of the Board of Directors of S&T Bancorp, Inc. (“S&T”), have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with S&T’s management, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and S&T’s Annual Report on Form 10-K for the year ended December 31, 2021.

Compensation and Benefits Committee:

Christina A. Cassotis (Chairperson)
Peter R. Barsz
Jeffrey D. Grube
Steven J. Weingarten

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EXECUTIVE COMPENSATION

The following table provides information concerning remuneration of the NEOs during 2019-2021.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus ($)(4)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value ($)(7)	All Other Compensation ($)(8)	Total ($)
Christopher J. McComish(1)	2021	230,769	300,000	248,605	—	—	107,870	887,244
Chief Executive Officer	2020	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—
Mark Kochvar	2021	355,600	—	144,844	162,260	—	21,832	684,536
Sr. Executive Vice President Chief Financial Officer	2020	355,600	—	525,309	—	217,600	21,832	1,120,341
	2019	355,600	—	143,156	89,184	264,200	19,136	871,276
David G. Antolik(2)	2021	443,785	200,000	230,036	302,097	—	39,762	1,215,680
President	2020	418,800	—	1,072,464	—	304,000	34,471	1,829,735
	2019	418,800	—	192,665	126,938	345,400	33,459	1,117,262
Charles B. Carroll, Jr.	2021	315,000	30,000	228,797	145,152	—	33,076	752,024
Executive Vice President and Chief Administrative Officer	2020	270,000	—	75,621	—	—	18,645	364,266
	2019	212,000	—	57,535	35,800	—	14,607	319,942
George Basara	2021	294,200	40,000	85,610	90,113	—	29,984	539,907
Executive Vice President and General Counsel	2020	294,200	—	82,381	—	—	34,526	411,107
	2019	285,600	—	82,155	51,122	—	33,681	452,558
LaDawn D. Yesho	2021	266,750	25,000	106,512	102,692	—	8,682	509,636
Executive Vice President and Chief Risk Officer	2020	248,758	—	70,298	—	49,600	8,591	377,247
	2019	241,748	—	70,070	43,625	50,900	8,361	414,704
Todd D. Brice(3)	2021	244,896	—	—	—	—	578,938	823,834
Former Chief Executive Officer	2020	662,550	—	371,039	—	600,500	66,436	1,700,525
	2019	662,550	—	380,962	199,892	715,800	64,896	2,024,100

(1)	Mr. McComish commenced employment as CEO with S&T and S&T Bank on August 23, 2021.

(2)	Effective April 1, 2021, the S&T Board appointed David G. Antolik as Interim Chief Executive Officer and President of S&T and S&T Bank.

(3)	Mr. Brice retired as Chief Executive Officer and as a member of the Board of Directors effective March 31, 2021. As an S&T CEO in 2021, Mr. Brice is an NEO without regard to his compensation level.

(4)

This column represents cash bonuses that were paid to NEOs in 2021. Messrs. McComish and Antolik were paid bonuses of $300,000 and $75,000 as provided in their respective employment agreements. Mr. Antolik also was paid a supplemental payment of $25,000 per month ($125,000) for his role as Interim CEO. Bonuses were paid to Ms. Yesho and Messrs. Carroll and Basara in recognition for their key roles in 2021 for a transitional year in S&T leadership.

(5)

Amounts reflect the total grant date fair value of awards recognized for financial statement reporting purposes for the fiscal years ended December 31, 2019, 2020 and 2021, in accordance with FASB ASC Topic 718 (disregarding any forfeiture assumptions). Assumptions used in the calculation of these amounts are included for 2021 in Note 24 to the audited financial statements for the fiscal year ended December 31, 2021, included in the Form 10-K for the year ended December 31, 2021. Performance restricted stock awards granted in 2021 may pay out up to 150% of the target award, which would have amounted to the grant date fair values listed as the maximum total grant date fair value for each named executive officer as follows: Mr. Kochvar, $157,436; Mr. Antolik, $211,908; Mr. Carroll, $139,486; Mr. Basara, $93,052; and Ms. Yesho, $79,371.

(6)	This column includes the incentive payments resulting from the MIPs for 2019 and 2021. There were no payments resulting from the 2020 MIP.

(7)

This column shows the aggregate year-to-year change in the actuarial present value of the NEO’s accrued pension benefit under all qualified and non-qualified defined benefit plans based on the assumptions used for ASC 715 “Compensation - Retirement Benefits” accounting purposes at each measurement date. As such, the change reflects changes in value due to an increase or decrease in the ASC 715 discount rate, as well as changes in the mortality assumption. The change in pension value during 2021 for Messrs. Brice, Kochvar, Antolik and Yesho are negative $30,000, negative $17,000, negative $55,600, and negative $13,500, respectively (negative

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amounts are not reflected in the amounts disclosed in this column). Ms. Yesho is not a participant in the Retirement Plan. Her change in present value amounts shown reflect her nonqualified benefit payable from the S&T Bancorp, Inc. Retirement Make-Up Plan.

(8)	The compensation represented by the amounts for 2021 as set forth in the All Other Compensation column for the NEOs is detailed in the following table.

All Other Compensation

Name	Company Contributions to Qualified Defined Contribution Plan (a)	Company Contributions to Nonqualified Defined Contribution Plan (b)	Company Car or Car Allowance (c)	Country Club Dues (d)	Company Paid Life Insurance Premiums (e)	Moving Expense (f)	Severance (g)	All Other Compensation
Christopher J. McComish	—	—	7,195	—	675	100,000	—	107,870
Mark Kochvar	9,100	—	6,000	—	6,732	—	—	21,832
David G. Antolik	9,100	13,432	12,844	—	4,386	—	—	39,762
Charles B. Carroll, Jr.	7,269	—	23,775	502	1,530	—	—	33,076
George Basara	9,100	2,597	7,200	4,490	6,597	—	—	29,984
LaDawn D. Yesho	6,825	511	—	—	1,346	—	—	8,682
Todd D. Brice	7,982	—	4,296	15,452	1,350	—	549,858	578,938

(a)

Amounts in the column represent contributions by S&T Bank to the Thrift Plan, which is a qualified defined contribution plan. S&T Bank made matching contributions equal to 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation and subject to Code limits.

(b)

Contributions by S&T Bank to the Nonqualified Plan (as defined below) that was established in order that certain management employees, including the NEOs, not lose benefits that would normally have accrued in qualified plans except for federal tax laws setting annual compensation and contribution limits for qualified plans.

(c)

This column represents the aggregate incremental cost to S&T for providing a car to the NEO. The cost includes the expense of depreciation, insurance, registration fees, maintenance and fuel. Messrs. Kochvar and Basara received car allowances in lieu of a company car. Mr. McComish received a car allowance until a company car could be obtained. Mr. Carroll received both a company car and car allowance for 2021.

(d)	Membership dues paid to country clubs and social clubs. Expenses of a personal nature or related to a spouse are not paid by S&T.

(e)

This column includes the excess premiums reported as taxable compensation on the NEO’s W-2 for life insurance at three times salary, up to a maximum benefit of $900,000. This insurance benefit is provided to all full-time employees on a nondiscriminatory basis.

(f)	This column represents a moving allowance for Mr. McComish to relocate to Western Pennsylvania and was part of his employment agreement described below.

(g)	This column represents payments for a consulting retainer and COBRA reimbursements to Mr. Brice provided for in his letter agreement.

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Grants of Plan-Based Awards for Fiscal Year 2021

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. McComish	8/23/2021	—	—	—				8,309	248,605
					—	—	—	—	—
Mark Kochvar	4/1/2021	62,408	158,420	254,032
	4/1/2021				470	1,880	2,820	1,881	144,844
David Antolik	4/1/2021	118,007	295,017	472,028
	4/1/2021				633	2,531	3,797	2,531	194,955
	2/25/2021							1,192	35,081
Charles B. Carroll, Jr.	4/1/2021	67,331	141,750	216,169
	4/1/2021				417	1,666	2,499	1,666	128,327
	4/1/2021							3,000	100,470
George Basara	4/1/2021	41,924	88,260	134,597
	4/1/2021				278	1,111	1,667	1,112	85,610
LaDawn D. Yesho	4/1/2021	43,241	100,405	157,569
	4/1/2021				237	948	1,422	948	73,022
	4/1/2021							1,000	33,490
Todd D. Brice(5)	4/1/2021	—	—	—
	4/1/2021				—	—	—	—	—

(1)

These columns represent the range of estimated payouts under the 2021 MIP. For the MIP, the payments assume that the NEOs earned the individual component according to their actual individual goal achievement in 2021, with the corporate component being the performance measure affecting the range of estimated payouts. For a more detailed description of the 2021 MIP see “Management Incentive Plan Awards” in the “Compensation Discussion and Analysis” on page 35.

(2)

On April 1, 2021, the Compensation Committee granted restricted stock to the NEOs at a grant price of $33.49, which was the closing price of S&T Common Stock on the grant date. The number of shares granted to the NEOs was their target opportunity multiplied by their respective salaries and then divided by $33.0964, which was the average of the high and low prices of S&T Common Stock over the 10-day trading period ending on the grant date. The grants were in accordance with the 2021 LTIP, pursuant to the Compensation Committee’s authority under the 2014 Plan. For a more detailed description of the 2021 LTIP, see “Long-Term Incentive Plan Awards” in the “Compensation Discussion and Analysis” on page 37. These columns present 50 percent of the shares granted, which are earned based on S&T’s ROAE and TSR performance measured against the Performance Peer Banks over a three-year period, 2021 through 2023. The range of estimated payouts are denominated in the number of shares that may be earned under the performance award.

(3)	This column presents 50 percent of the aforementioned grant under the 2021 LTIP that will be earned based on remaining with S&T for three years.

(4)

This column presents the total grant date fair value of grant under the 2021 LTIP recognized for financial statement reporting purposes for the fiscal years ended December 31, 2021, in accordance with FASB ASC Topic 718 (disregarding any forfeiture assumptions). Assumptions used in the calculation of these amounts are included for 2021 in Note 24 to the audited financial statements for the fiscal year ended December 31, 2021, included in the Form 10-K for the year ended December 31, 2021. This grant date fair value is in the Summary Compensation Table for fiscal year 2021 in the Stock Awards column.

(5)	Mr. Brice was no longer employed as of December 31, 2021. He had announced his retirement prior to awarding the MIP or LTIP for 2021; therefore, he was not a participant in the 2021 program.

Additional Narrative Information - Compensation Agreements

As described earlier in this Proxy Statement, S&T entered into employment agreements with Messrs. McComish and Antolik in 2021 for their roles as CEO and President, respectively, for three-year terms. S&T has not entered into any employment agreements with its other NEOs.

Mr. McComish’s employment agreement, which has a three-year term and is subject to automatic renewal for one-year periods thereafter, provides for an annual base salary of $750,000, eligibility for an annual bonus for

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each fiscal year of the Company (with a minimum bonus of $300,000 for 2021) and eligibility to participate in the LTIP for long-term incentive awards, beginning with the 2022 LTIP (which awards for 2022 will have a grant date fair value of $750,000) in accordance with the terms of the LTIP, subject to Mr. McComish’s continued employment. The employment agreement also provided for an inaugural equity award with a grant date fair value of $250,000 (which award will vest 50% on the date that is six months following the grant date and 50% on the date that is 12 months following the grant date). In addition, Mr. McComish will be eligible for employee benefits that are generally applicable to other senior executives of the Company and certain other benefits, including an annual vehicle allowance not to exceed $25,000, payment or reimbursement of certain club dues and payment or reimbursement of relocation expenses not to exceed $100,000.

S&T entered into an employment agreement with Mr. Antolik setting forth the terms of his employment and compensation while serving as President of S&T and S&T Bank, effective August 23, 2021. The employment agreement, which has a three-year term and is subject to automatic renewal for one-year periods thereafter, provides for an annual base salary of $500,000, eligibility for an annual bonus for each fiscal year of the Company with a target opportunity of 45% of his annual base salary (provided that, partially in consideration for Mr. Antolik’s service as Interim Chief Executive Officer, his target annual bonus opportunity with respect to fiscal year 2021 will be $295,017) and eligibility to participate in the LTIP for long-term incentive awards (provided that, partially in consideration for Mr. Antolik’s service as Interim Chief Executive Officer, such awards for 2022 will have a grant date fair value of $409,217 and be in accordance with the terms of the LTIP, subject to Mr. Antolik’s continued employment). In addition, Mr. Antolik will be eligible for employee benefits that are generally applicable to other senior executives of the Company and certain other benefits, including a company vehicle and payment or reimbursement of certain club dues. The employment agreement also provides for a transition cash award of $75,000, which vested on September 1, 2021, in consideration for Mr. Antolik’s service as Interim Chief Executive Officer and work to achieve a smooth transition from the Company’s prior Chief Executive Officer to its incoming Chief Executive Officer, subject to Mr. Antolik’s continued employment through the vesting date.

For additional information regarding material terms of our 2021 MIP and 2021 LTIP, please see the corresponding sections of the Compensation Discussion and Analysis on pages 35 and 37, respectively.

In connection with Mr. Brice’s retirement on March 31, 2021, S&T and Mr. Brice entered into a letter agreement for Mr. Brice to provide advisory services to S&T and S&T Bank during the period from his retirement until the third anniversary thereof. The advisory services include providing support, advice and counsel to the successor Chief Executive Officer, assisting in maintaining and developing community, customer, regulatory and business relationships and assisting with special projects. Mr. Brice will be eligible for a consulting fee of $720,000 per year during the consulting period, continued vesting of his outstanding equity awards during the consulting period, subsidized health insurance benefits (or a cash stipend) during the consulting period and for one year thereafter and continued use of a company automobile and reimbursement of club dues during the consulting period.

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Outstanding Equity Awards at 2021 Fiscal Year End

The following table sets forth information regarding the number and value of unvested shares of restricted stock outstanding on December 31, 2021 for our NEOs. The market value of the stock awards is based on the closing price of S&T Common Stock as reported on The NASDAQ Stock Market on December 31, 2021 which was $31.52.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher McComish
Granted 08/23/2021(4)	8,309	261,900	—	—
Mark Kochvar
Granted 04/01/2019	794	25,027	1,587	50,022
Granted 04/01/2020	2,342	73,820	2,342	73,820
Granted 10/12/2020(4)	12,769	402,479	—	—
Granted 04/01/2021	1,881	59,289	1,880	59,258
David G. Antolik
Granted 04/01/2019	1,068	33,663	2,136	67,327
Granted 04/01/2020	3,152	99,351	3,152	99,351
Granted 10/12/2020(4)	29,277	922,811	—	—
Granted 02/25/2021(4)	1,192	37,572	—	—
Granted 04/01/2021	2,531	79,777	2,531	79,777
Charles B. Carroll, Jr.
Granted 04/01/2019	319	10,055	638	20,110
Granted 04/01/2020	1,274	40,156	1,270	40,030
Granted 04/01/2021	4,666	147,072	1,666	52,512
George Basara
Granted 04/01/2019	455	14,342	911	28,715
Granted 04/01/2020	1,384	43,624	1,384	43,624
Granted 04/01/2021	1,112	35,050	1,111	35,019
LaDawn D. Yesho
Granted 04/01/2019	388	12,230	777	24,491
Granted 04/01/2020	1,181	37,225	1,181	37,225
Granted 04/01/2021	948	29,881	948	29,881
Granted 04/01/2021(4)	1,000	31,520	—	—
Todd D. Brice (3)
Granted 04/01/2019	2,112	66,570	4,224	133,140
Granted 04/01/2020	6,234	196,496	6,233	196,464

(1)

The S&T Board awarded the restricted shares of Common Stock on April 1, 2019, April 1, 2020, and April 2, 2021, pursuant to the 2019, 2020, and 2021 LTIPs, respectively. This column presents the restricted shares in the LTIP awards that vest 50% on the second and third anniversaries, respectively. The second tranche remains to vest on the third anniversary of the 2019 award and both tranches are remain to vest on the second and third anniversary of the 2020 and 2021 awards.

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(2)

The column presents the number of shares in the aforementioned LTIP awards that are subject to vesting on the third anniversary of their respective grant dates, based on achievement of corporate performance goals. The number of shares for each grant are reported at the Target level of performance.

(3)

On October 2, 2020 Mr. Brice announced his retirement effective March 31, 2021. He intends to continue as an outside special consultant for three years. As part of his consulting agreement, Mr. Brice’s outstanding time and performance based restricted share awards were modified to continue under the original terms of the grant and will not be forfeited upon retirement, so long as the consulting agreement remains in effect.

(4)

Time based shares issued to Mr. McComish on August 23, 2021, were issued upon hire as part of the terms of his employment agreement with S&T and not part of the LTIP plan, and vest at 50% on February 23, 2022 and August 23, 2022. Time based shares issued to Messrs. Kochvar and Antolik on October 12, 2020, to Mr. Antolik on February 25, 2021, and to Ms. Yesho on April 1, 2021 (1,000 shares) vest at 33%, 33% and 34% over a three-year vesting period.

Stock Vested in Fiscal Year 2021

The following table sets forth information regarding the number and value of restricted stock awards that vested during 2021 for our NEOs.

	Stock Awards
Name	Number or Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Christopher J. McComish	—	—
Mark Kochvar	7,802	242,702
David G. Antolik	16,681	514,362
Charles B. Carroll, Jr.	525	17,698
George Basara	869	29,334
LaDawn D. Yesho	742	25,047
Todd D. Brice (3)	4,028	135,970

(1)

Shares acquired are representative of the shares vested before shares were forfeited for taxes withheld. The time-based shares of restricted S&T stock granted under the 2018 LTIP on March 19, 2018 vested 50% on March 19, 2020. The remaining 50% vested on March 19, 2021. The performance-based shares granted under the 2018 LTIP were forfeited on March 19, 2021. The shares of restricted S&T stock granted under the 2018 LTIP were divided evenly between performance and time-based shares. The time-based shares of restricted S&T stock granted under the 2019 LTIP vested 50% on April 1, 2021.

(2)	The value realized on vesting is based on the closing price of S&T Common Stock on the close of the market on the date of the vesting.

(3)

Included in Mr. Brice’s vesting shares are 4,028 time-based share awards under the 2018 and 2019 LTIPs. As part of his letter agreement, Mr. Brice’s outstanding time and performance based restricted share awards were modified to continue under the original terms of the grant and will not be forfeited upon retirement, so long as the letter agreement remains in effect.

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Pension Benefits

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year ($)
Christopher J. McComish(1)	Employees’ Retirement Plan of S&T Bank	—	—	—
	S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	—	—	—
Mark Kochvar	Employees’ Retirement Plan of S&T Bank	24	1,392,400	—
	S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	24	440,300	—
David G. Antolik	Employees’ Retirement Plan of S&T Bank	26	1,262,400	—
	S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	26	583,100	—
Charles B. Carroll, Jr.(1)	Employees’ Retirement Plan of S&T Bank	—	—	—
	S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	—	—	—
George Basara(1)	Employees’ Retirement Plan of S&T Bank	—	—	—
	S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	—	—	—
LaDawn D. Yesho(1)	Employees’ Retirement Plan of S&T Bank	—	—	—
	S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	—	—	—
	S&T Bancorp, Inc. Retirement Make-up Plan	7	210,200
Todd D. Brice(2)	Employees’ Retirement Plan of S&T Bank	31	1,713,000	—
	S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	31	—	$1,510,690

(1)	Messrs. McComish, Carroll and Basara and Ms. Yesho were hired after January 1, 2008 and are not eligible for any qualified pension benefits.

(2)	As of December 31, 2021, Mr. Brice is no longer employed by S&T and his amount is included here for reference as he would have otherwise been classified as an NEO.

S&T maintains a defined benefit pension program for eligible employees, including NEOs, hired before January 1, 2008. The NEOs’ defined benefit pension benefit is determined from three sources: (1) a qualified defined benefit retirement plan named the Employees’ Retirement Plan of S&T Bank (the “Retirement Plan”); (2) a nonqualified supplemental plan named the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan (the “Nonqualified Plan”); and (3) the S&T Bancorp, Inc. Retirement Make-up Plan (the “Retirement Make-up Plan”). The present values shown above are based on benefits earned as of December 31, 2021 as summarized below. The present value of the pension can change without the accrual of additional benefits to the NEO, but as a result of other assumptions, including a change in interest rates. In 2019 and 2020, the increase was primarily due to a decrease in interest rates. In 2021, there was no increase due to an increase in interest rates. On January 25, 2016, the Board of Directors approved an amendment to freeze benefit accruals under the Retirement Plan, the Nonqualified Plan and the Retirement Make-up Plan, effective March 31, 2016. This change resulted in no additional benefits being earned by participants in those plans based on service or pay after March 31, 2016.

Present values are determined in accordance with the assumptions used for purposes of measuring S&T Bank’s pension obligations under ASC 715 as of December 31, 2021, including a discount rate of 2.80%, with the exception that benefit payments are assumed to commence at age 62, the earliest age at which unreduced benefits are payable. Mr. Brice was eligible to retire as of December 31, 2021 and receive 85.42% of his benefits based on the reduction for early retirement described below. Mr. Kochvar was eligible to retire as of December 31, 2021 and receive 97.92% of his benefits based on the reduction for early retirement described below. Mr. Antolik was eligible to retire as of December 31, 2021 and receive 65.00% of his benefits based on the reduction for early retirement described below. Effective April 1, 2021, Mr. Brice retired from S&T Bank. He commenced his benefit from the Nonqualified Plan as a lump sum and has not yet elected to commence his benefit from the Retirement Plan. Therefore, the present value of his Nonqualified Plan benefit is zero since he is no longer due a benefit from the plan. Ms. Yesho is not a participant in the Retirement Plan. Her present value

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shown reflects her nonqualified benefit payable from the S&T Bancorp, Inc. Retirement Make-Up Plan.

Retirement Plan

The Retirement Plan is a defined benefit pension plan that covers substantially all employees hired prior to 2008. The Retirement Plan provides benefits that are based on years of service and compensation. Benefits payable under the Retirement Plan at normal retirement, age 65, are determined under the following formula.

1.0% of Average Final Compensation up to Covered Compensation, times Benefit Service

Plus

1.5% of Average Final Compensation in excess of Covered Compensation, times Benefit Service

For purposes of determining the normal retirement benefit, the terms used above have the following meanings:

•

Average Final Compensation is the average compensation received during the highest 5 consecutive years out of the last 10 years prior to retirement or termination of employment. Compensation generally means total cash remuneration determined before reductions for employee contributions for 401(k) or other pre-tax benefits but does not include amounts deferred under the Nonqualified Plan. Compensation is limited each year as required by Federal law. Average Final Compensation was frozen effective March 31, 2016.

•

Covered Compensation is the average of the Social Security taxable wage bases in effect for each year in the 35-year period ending with the calendar year in which a participant retires or terminates employment. Social Security Covered Compensation used to determine the normal retirement benefit was frozen effective March 31, 2016.

•	Benefit Service generally means an employee’s period of employment with S&T Bank after attainment of age 21. Benefit Service was frozen effective March 31, 2016.

Participants’ benefits under the Retirement Plan are 100% vested after completion of five years of service. Participants who terminate employment prior to age 55 with a vested benefit are entitled to receive their full accrued benefit at normal retirement, age 65, or upon election, can receive actuarially reduced benefits as early as age 55. Participants who terminate employment after age 55 with at least 10 years of service are eligible to receive early retirement benefits under the Retirement Plan. For participants who met certain age and service requirements as of December 31, 2007, early retirement benefits are reduced 5/12 of 1% for each month by which the date benefit payments commence precedes age 62. For participants who did not meet these requirements, early retirement benefits are reduced 5/12 of 1% for each month by which the date benefit payments commence precedes age 65.

Accrued benefits under the Retirement Plan are payable in the form of a ten-year certain and life annuity that provides equal monthly payments for the participant’s life with a minimum of 120 monthly payments guaranteed. Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. A 50% joint and survivor annuity provides a reduced monthly payment for the participant’s life with 50% of the payment continuing for the spouse’s life following the participant’s death. Various optional annuity forms of payment are available under the Retirement Plan, including a single lump sum payment. All forms of payment are actuarially equivalent in value.

Nonqualified Plan

In addition to its defined benefit provision, the Nonqualified Plan also provides for deferral of compensation by the participant. As noted above under the definition of Average Final Compensation for the Retirement Plan, compensation deferred under the Nonqualified Plan is not included as eligible compensation and includable compensation is limited as a result of maximums imposed by law. The Nonqualified Plan restores the defined benefits that are not payable by the Retirement Plan as a result of the executive’s election to defer compensation or as a result of the compensation limit. The provisions described above for the Retirement Plan

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apply to this plan as well, with the exception that upon termination or retirement participants automatically receive their benefit in the form of an actuarially equivalent lump sum, which is credited to their account under this plan and paid out in accordance with their distribution election.

For the deferred contributions made by participants, including NEOs, S&T makes employer matching contributions to the this plan that cannot be made to the qualified plans due to the aforementioned limits. During 2021, S&T contributed to the nonqualified Plan for Mr. McComish, $0; Mr. Kochvar, $0; Mr. Antolik, $13,432; Mr. Carroll, $0; Mr. Basara $2,597 and Ms. Yesho, $511.

Retirement Make-up Plan

The S&T Bancorp, Inc. Retirement Make-Up Plan restores benefits for certain employees hired following the soft freeze of the Employees’ Retirement Plan of S&T Bank that otherwise would have been earned under the Retirement Plan and the Supplemental Savings and Make-up Plan. The benefits earned under this plan are determined using the same plan provisions as the Retirement Plan, except that eligible compensation does not exclude deferred compensation, IRS limits are ignored, and the full benefit is paid as a lump sum upon termination of the participant.

Nonqualified Deferred Compensation

The following table provides information with respect to the Nonqualified Plan and the NEOs. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Christopher J. McComish	—	—	—	—	—
Mark Kochvar	—	—	108,558	—	526,962
David G. Antolik	38,379	13,432	180,470	—	937,395
Charles B. Carroll, Jr.	—	—	—	—	—
George Basara	25,467	2,597	42,803	—	264,261
LaDawn D. Yesho	14,587	511	74,165	—	376,072
Todd D. Brice	1,510,690	—	404,222	—	3,170,943

(1)	The amounts in this column have been included in the “All Other Compensation” column of the Summary Compensation Table on page 44.

The Nonqualified Plan offers certain management employees, including the NEOs, the opportunity to continue to defer income on a tax deferred basis that exceeds annual contribution or compensation limits for qualified plans. In addition, the Nonqualified Plan can be used by highly-compensated employees who are limited to the salary deferral limit under the Thrift Plan. The employee may elect to defer a percentage of compensation from each payroll under the Supplemental Savings provision. The employee may also elect to contribute at the same deferral rate as for the Thrift Plan after reaching a contribution or compensation limit under the make-up provision.

S&T Bank makes employer matching and year end profit sharing contributions to the Nonqualified Plan that cannot be made to the qualified plans due to the aforementioned limits. The match is 3.5% of the deferral amount, except the match on deferrals under the make-up provision, which are matched 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation. The year end profit sharing bonus is at the same percentage as for the Thrift Plan and applies to eligible compensation that exceeds the compensation limit for qualified plans.

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The participants may elect the allocation percentages for employee deferrals and employer contributions into two large capitalization mutual funds, a balanced fund and a money market mutual fund in a Rabbi Trust. The Thrift Plan Committee at S&T Bank determines the investment vehicles in the Rabbi Trust, which currently are Vanguard 500 Index Fund Admiral, American Funds Fundamental Investors Fund Class R5, Dodge & Cox Balanced Fund and Vanguard Treasury Money Market Investor Shares.

As described earlier, distributions from the Nonqualified Plan are in accordance with the participant’s distribution election. The Nonqualified Plan is subject to the provisions of Section 409A of the Code.

Termination of Employment and Change in Control Arrangements

As described above, except for Messrs. McComish and Antolik, our NEOs do not have employment agreements. The NEOs would receive payments from S&T in connection with a termination from employment pursuant to their change in control agreements. The amount of the payment would vary, depending upon whether the termination was due to resignation, retirement, severance, good cause or change in control of S&T. In the event of death, the NEO’s beneficiary, heirs or estate would be entitled to certain payments.

Resignation. There are no employment agreements between S&T and any of the NEOs, except for Messrs. McComish and Antolik. Under these agreements, Messrs. McComish and Antolik may resign for good reason or on their own free will. If resigning on their own free will, Messrs. McComish and Antolik would be in common with the other NEOs. In the event of resignation for good reason, as defined in the employment agreement, Mr. McComish would receive two times salary and target annual bonus, 24 months of health care benefits and any portion of the unvested inaugural award of restricted S&T shares. Mr. Antolik would receive two times salary and target bonus and 24 months of health care benefits. Other NEOs would receive salary payments and participate in S&T’s benefit plans through the date of separation from employment. There would be no additional payments.

Retirement. Upon retirement, the NEOs would receive pension benefits as described above in the “Retirement Plan” and the “Nonqualified Plan.” Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. Various optional annuity forms of payment are available under the Retirement Plan, including a single lump sum payment. All forms of payment are actuarially equivalent in value. The benefit due from the S&T Bancorp, Inc. Retirement Make-Up Plan is only payable as a lump sum. Also, our equity award agreements provide for vesting of time-based awards upon an executive’s retirement (age 62 with at least 10 years of service). As of December 31, 2021, none of our NEOs were retirement eligible under the terms of our equity awards.

	The Retirement Plan		The Nonqualified Plan, Lump Sum Benefit as of 1/1/2022(3)
Name	Date Payable(1)	Annual Benefit(2)
Christopher McComish	N/A	$—	$—
Mark Kochvar	1/1/2022	$76,800	$261,500
David G. Antolik	1/1/2022	$56,000	$299,000
Charles B. Carroll, Jr.	N/A	$—	$—
George Basara	N/A	$—	$—
LaDawn D. Yesho	N/A	$—	$48,500
Todd D. Brice	1/1/2022	$88,800	$—

(1)

Messrs. Brice, Kochvar, and Antolik were eligible to retire and receive 85.42%, 97.92%, and 65.00%, respectively, of their benefit payable on January 1, 2022 as described in “The Retirement Plan” above. Mr. Brice took a lump sum of his Nonqualified Plan benefit effective April 1, 2021, and is no longer due a benefit from the plan. Ms. Yesho is not a participant in the Retirement Plan. Her lump sum amount shown reflects her nonqualified benefit payable from the S&T Bancorp, Inc. Retirement Make-Up Plan. Ms. Yesho was not

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eligible for early retirement as of December 31, 2021, and is presented at what her respective benefit would be upon retirement at age 65 if she had terminated employment on December 31, 2021.

(2)

The NEOs are married participants and must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. The annual benefits shown in this column are payable for the participant’s life with a minimum of 120 monthly payments guaranteed. After 120 monthly payments have been made, 50% of the amount shown continues for the spouse’s life following the participant’s death. If the NEO became deceased prior to retiring, the NEO’s surviving spouse would receive the amount shown for ten years commencing as of the date shown, reducing to 50% of the amount shown after ten years and continuing for the remainder of his or her lifetime.

(3)

The NEO receives a lump sum payment upon retirement or termination as described above in the “Nonqualified Plan.” The lump sum payment is determined as the present value of a ten-year certain and life annuity based on an interest rate of 8.0% and a mortality table specified by the terms of the plan, and is deposited into the NEO’s Nonqualified Plan deferred compensation account. Currently, the NEOs have elected to receive a lump sum distribution at age 70, but may change their elections to an earlier date, for the amount of their payments accrued prior to January 1, 2005. The NEOs individually elected a time and form of payment for payments accrued after December 31, 2004, as allowed by the Nonqualified Plan and permitted by Section 409A.

(4)	Mr. Brice is no longer employed by S&T but is classified as an NEO.

Severance, constructive termination and change in control. The agreements define “good reason” as the occurrence of any of the following (without the executive’s consent) after a change in control:

•

A material diminution of the executive’s duties, authority or responsibility, or any material change in the geographic location at which the executive must perform services (in this case, a material change means any location more than 40 land miles from the location prior to the change in control);

•

A material breach of the obligation imposed under the agreement for S&T (or any successor) to (a) continue to provide the executive after a change in control with benefits substantially similar to those enjoyed by the executive under any of S&T’s pension, life insurance, medical, health and accident, disability or other welfare plans (but not including annual bonus or incentive or equity-based compensation plans) in which the executive was participating at the time of the change in control, unless the nature of the change in benefit levels is consistent with changes to benefits levels provided to employees at the same or equivalent level or title as the executive; (b) provide annual bonus and incentive compensation opportunities that are not less favorable than provided prior to the change in control; or (c) provide the executive with the number of paid vacation days to which the executive is entitled to on the basis of years of service with S&T in accordance with S&T’s normal vacation policy in effect at the time of a change in control;

•	A material breach of the obligation imposed under the agreement that the agreement be binding upon any successor to S&T; or

•	A reduction of more than 10% in the executive’s annual base salary by S&T.

An executive cannot terminate for “good reason” unless (a) the executive shall have given written notice of such event to S&T within ninety (90) days after the initial occurrence thereof, (b) S&T shall have failed to cure the situation within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (c) the executive terminates employment within six (6) months after the initial notification of the event constituting good reason.

A “change in control” is defined in the agreements as the occurrence of any of the following:

•

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the execution date of the agreement), other than a pension, profit-sharing or other employee benefit plan established by S&T, that is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act in effect as of the date first written above), directly or indirectly, of securities of S&T representing twenty- five percent (25%) or more of the combined voting power of the S&T’s then outstanding securities;

•

During any period of two consecutive years, individuals who at the beginning of such period constitute the S&T Board cease for any reason to constitute at least a majority thereof, unless the election of each

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director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period;

•

The consummation of a merger or consolidation of S&T with any other corporation, other than a merger or consolidation which would result in the voting securities of S&T outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of S&T or such surviving entity outstanding immediately after such merger or consolidation;

•

The shareholders of S&T or the S&T Board approve a plan of complete liquidation or an agreement for the sale of or disposition (in one transaction or a series of transactions) of all or substantially all of S&T’s assets; or

•

Any other event that constitutes a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor provision.

Agreements provide for the following benefits:

•

In accordance with his employment agreement, if Mr. McComish’s employment is terminated without cause or for good reason, Mr. McComish would be eligible for a cash severance benefit equal to two times the sum of his annual base salary and target annual bonus (or, if such termination is within two years following a change in control of the S&T, three times the sum of his annual base salary and target annual bonus, and a pro-rated target annual bonus based on the date of termination), an amount equal to 24 months of COBRA premiums (or, if such termination is within two years following a change in control of S&T, 36 months of COBRA premiums), and accelerated vesting of his inaugural equity award.

•

In accordance with his employment agreement, if Mr. Antolik’s employment is terminated without cause or for good reason, Mr. Antolik would be eligible for a cash severance benefit equal to two times the sum of his annual base salary and target annual bonus (or, if such termination is within two years following a change in control of the Company, three times the sum of his annual base salary and target annual bonus, and a pro-rated target annual bonus based on the date of termination) and an amount equal to 24 months of COBRA premiums (or, if such termination is within two years following a change in control of the Company, 36 months of COBRA premiums).

•

The other NEOs will receive (a) a lump sum payment of 200% (Mr. Kochvar and Ms. Yesho) or of 100% of his or her base salary and target bonus and (b) a prorated annual bonus (based on the NEO, target bonus) for the year of termination, payable in a lump sum if: (1) the NEO’s employment is involuntarily terminated without cause within six months preceding a change in control; (2) the NEO’s employment is involuntarily terminated without cause within two years following a “change in control” (as defined below); or (3) the NEO terminates his or her employment for “good reason” (as defined below) within two years following a change in control.

•

Payments under the agreements shall be paid or provided (or commence to be paid or provided) within five (5) business days after the executive has satisfied the requirement that the executive sign an irrevocable release of all claims against S&T, subject to a six-month delay for compliance with Section 409A, if necessary. (See “Effect of Taxation on Compensation Programs (Tax Considerations)” on page 41.) The CEO and NEOs who receive 300%, 200% or 100% of their salary and target annual bonus in a change in control will also be subject to twelve (12) month non-competition and non-solicitation covenants. Each agreement provides that if the executive’s employment is terminated without cause, or terminates for good reason, within the three or two years of a change in control, as applicable for that particular executive, he will also receive payments equal to the amount of money required to maintain health benefits under COBRA. These additional benefits will continue for three years for the CEO and the President, for two years for Mr. Kochvar and Ms. Yesho and one year for an Executive Vice President. Each agreement

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provides that, in the event any benefit received by a NEO in connection with a change in control or in connection with the termination of the NEO’s employment whether pursuant to the agreement or any other plan, arrangement or agreement (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (the golden parachute excise tax), then the Total Benefits will be reduced to the extent necessary so that no portion of the Total Benefits is subject to such excise tax.

The agreements specifically exclude public stock offerings by S&T and convertible debt offerings by S&T from the definition of “change in control.”

During 2021, as described on page 40 of this Proxy Statement under the section “Double Trigger Change in Control Severance Protections,” S&T had double-trigger change in control severance agreements in effect with each of the NEOs.

The following table provides the payments that each NEO would have received under his or her change in control agreement in the event of a without cause or good reason termination upon a change in control of S&T on December 31, 2021:

Name	Multiple of Salary(1)	Lump Sum Payment	Payment in Lieu of Medical Coverage(2)	Total Value of Payments(3)
Christopher J. McComish	3X	$4,260,000	$39,431	$4,299,431
Mark Kochvar	2X	$1,164,260	$13,600	$1,177,860
David G. Antolik	3X	$2,400,000	$18,117	$2,418,117
Charles B. Carroll, Jr.	1X	$598,500	$6,039	$604,539
George Basara	1X	$470,720	$13,144	$483,864
LaDawn D. Yesho	2X	$971,500	$866	$972,366

(1)	Represents the multiple of the executive’s base salary and target annual incentive.

(2)

The amount of money required to maintain health benefits under COBRA for one, two or three years, as applicable and in accordance with the terms of the executive’s change in control/severance agreement.

(3)	The total value of the payments may be reduced to avoid the imposition of the excise tax imposed under Section 4999 of the Code.

Death and Disability. Upon the death of an NEO, our NEOs receive life and accidental death and dismemberment insurance proceeds through the S&T Bank Welfare Benefit Plan. In addition, our equity awards provide for pro-rata vesting upon a NEO’s death or disability. The following table provides the value of such pro-rata vesting of outstanding equity awards that each NEO would have received in the event the NEO died or became disabled on December 31, 2021:

Name	Value of Pro-Rata Equity Vesting(1) ($)
Christopher J. McComish	93,268
Mark Kochvar	428,735
David G. Antolik	635,821
Charles B. Carroll, Jr.	124,378
George Basara	107,924
LaDawn D. Yesho	99,950
Todd Brice	412,439

(1)	The value realized on pro-rata vesting is based on the closing price of S&T Common Stock on the close of the market on December 31, 2021 ($31.52).

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CEO Pay Ratio

For 2021, S&T selected December 30, 2021 as the determination date for identifying the median employee under Item 402(u) of Regulation S-K. Year-to-date taxable wages paid from January 1, 2021 to December 31, 2021 for all employees employed as of the determination date, with the exception of Mr. McComish, were listed from lowest to highest. This period captured all incentive payments for the tax year as well as the vesting of equity awards, as applicable. Wages of newly hired permanent employees were adjusted to represent wages for the entire measurement period.

Once the data was complete, the median employee was identified, and total compensation for the median employee was calculated according to Item 401(c). Mr. McComish’s annual total compensation for 2021 was estimated to be $1,427,991. This amount equals Mr. McComish’s compensation as reported in the Summary Compensation Table plus an additional amount that reflects the annualizing of his base salary to $750,000, as well as annualizing his company car use and life insurance premiums. We did not annualize his 2021 one-time cash and equity compensation that were awarded under the terms of his employment agreement because we believe these to be one-time payments that were negotiated and agreed upon and would not be representative of full year compensation if annualized. We also did not annualize his moving expenses as they were the annual maximum to which he was entitled. The median employee’s compensation was $48,816 producing a ratio of 29.3.

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RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

The Nominating Committee has a written policy for the review, approval or ratification of related party transactions. In accordance with the Nominating Committee’s Related Party Transaction Policy, a “related party transaction” is any transaction, including, but not limited to, any financial transaction (except for Regulation O extensions of credit), arrangement or relationship or any series of similar transactions, arrangements or relationships, in which S&T and its affiliates (collectively, the “Company”) was, is or will be a participant and in which any “Related Party” had, has, or will have a direct or indirect material interest. The S&T Board pre-approves all Regulation O extensions of credit. A “Related Party” is defined under the policy as follows:

•	Any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	Any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

•

Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law and sister-in-law. In addition to the foregoing, any person (other than a tenant or employee) residing in the home of such director, executive officer, nominee or more than 5% beneficial owner; and

•

Any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position; or in which such person has a 10% or greater beneficial ownership interest.

The S&T Board recognizes that related party transactions can present potential or actual conflicts of interest that may raise questions among shareholders or create the appearance that the Company decisions are based on considerations other than the best interests of the Company and its shareholders. It is the Company’s policy to enter into or ratify a related party transaction only when it is determined that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders. Related party transactions, include but are not limited to, situations where the Company may obtain products or services of a nature, quantity or quality, or other terms comparable to those that could be obtained in arm’s length dealings with unrelated third parties; or that are not readily available from alternative sources; or when S&T Bank provides products or services to a Related Party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

On an annual basis, each director and executive officer must submit a questionnaire (the “Questionnaire”) for assisting in the administration of this policy. The Questionnaire requests the identification of Related Parties. Any person nominated to stand for election as a director must submit a Questionnaire no later than the date of his or her nomination. Any person who is appointed as a director or an executive officer must submit a Questionnaire prior to such person’s appointment as a director or executive officer, except in the case of an executive officer where due to the circumstances it is not practicable to submit the Questionnaire in advance, in which case the Questionnaire must be submitted as soon as reasonably practicable following the appointment.

Directors and executive officers are expected to notify the CRO of any updates to the list of Related Parties. The CRO disseminates a Related Party master list as appropriate within S&T. The recipients of the master list utilize the information contained therein in connection with their respective business units, departments and areas of responsibility to effectuate this policy.

The S&T Board has determined that the Nominating Committee is best suited to review and approve related party transactions. Except for the transactions set forth below as preapproved, all related party transactions shall be subject to prior review and approval by the Nominating Committee at a regularly scheduled meeting. If it is not practicable or desirable for S&T to wait until the next regularly scheduled meeting, the proposed transaction will be submitted to the Chairperson of the Committee (provided that the Chairperson is not the

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Related Person involved in such transaction) and reported at the next regularly scheduled meeting for Committee ratification. If possible, such approval will be obtained before S&T commences such a transaction or enters into or amends a contract related to such transaction. The Nominating Committee may impose conditions or guidelines on an approved related party transaction. Any member of the Nominating Committee who is a Related Party or potential Related Party with respect to the related party transaction under discussion shall abstain from any discussion of or voting on the approval of such related party transaction, but may, if requested by the Chairperson of the Nominating Committee, participate in some or all of the Nominating Committee’s discussions of the transaction for the purpose of providing material information about the transaction. The Nominating Committee may interview any S&T personnel, including the Related Party, and any other third party that it deems appropriate or necessary to assist in making a determination. Management should obtain from the Related Party and furnish to the CRO, the Nominating Committee or the Chairperson of the Nominating Committee, as applicable, the following information regarding any related party transaction:

•

A description of the potential related party transaction, including any material information relating to the transaction and the nature of the Related Party’s interest in the transaction, including information relating to the background and negotiation of the transaction, the individuals involved in negotiating the transaction, the business purpose of the transaction and the benefits of the transaction to S&T;

•	The name of the Related Party, as well as the names of any other related parties who may have an interest in the transaction;

•

The nature of the Related Party’s interest in the transaction, including the Related Party’s position(s) or relationship(s) with, or ownership in, a firm, corporation or other entity that is a party to, or has an interest in, the transaction;

•	The approximate dollar value of the amount involved in the transaction; and

•	The approximate dollar amount of the Related Party’s interest in the transaction.

In determining whether to approve a related party transaction, the Nominating Committee shall consider:

•	Whether the transaction is on terms that are fair and reasonable to S&T and substantially the same as would apply if the other party was not a Related Party;

•	The size of the transaction and the amount payable to the Related Party;

•	The nature of the interest of the Related Party in the transaction;

•	Whether the transaction is in the business interests of S&T and in the interests of S&T’s shareholders;

•	Whether the transaction may involve a conflict of interest or otherwise interfere with the objectivity and independence of the Related Party; and

•	Any other facts and circumstances that the members of the Nominating Committee deem relevant.

Except for the transactions set forth below as pre-approved, any amendment (other than immaterial amendments without economic consequence), renewal or extension of a previously approved related party transaction shall be subject to review and approval by the Nominating Committee.

The Nominating Committee has reviewed the types of related party transactions described below and determined that each of the following related party transactions will be deemed to be pre-approved by the Nominating Committee:

1.	Any compensation paid to executive officers, provided that S&T’s Compensation Committee approved or recommended that the S&T Board approve such compensation.

2.	Any compensation paid to a director if the compensation is required to be reported in S&T’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

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3.	Any transaction where the Related Party’s interest arises solely from ownership of Common Stock and all shareholders received the same benefit on a pro rata basis (e.g., dividends).

4.	Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

5.	Any transaction with a Related Party involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

6.	The reimbursement of business expenses in accordance with S&T’s policy.

7.	Indemnification and advancement of expenses made pursuant to the S&T’s By-laws or pursuant to any agreement or instrument otherwise as required by law.

8.	Transactions, arrangement or relationships that are generally available on the same terms to all employees.

Other than as described below under “Transactions with Related Parties”, there were no related party transactions. All such transactions noted below were approved by the Nominating Committee in accordance with the terms of S&T’s Related Party Transaction Policy.

Transactions with Related Parties

The stepson of former Director James T. Gibson is the Bank’s Executive Vice President and Market President for Eastern Pennsylvania. In 2021, his total cash compensation, including incentive, was $384,930. In addition to cash compensation, he received awards totaling 4,714 shares of time and performance-based restricted stock subject to vesting requirements. The compensation paid was consistent with the compensation paid to similarly-situated employees of S&T Bank. The employee is not considered an “executive officer” as that term is defined under the SEC rules and regulations.

During 2021, S&T Bank made payments aggregating $162,822 to a related interest of Director Christine J. Toretti for the lease of operations, branch and administrative facilities and parking spaces under the arrangements described below. On October 1, 1986, S&T Bank entered into an agreement to lease, from Ms. Toretti and Mr. Michael Toretti as trustees under an irrevocable trust, a 23,000 square foot, one-story building and 2.3 acres of land used as S&T Bank’s North Fourth Street branch and operations center. The terms of the agreement provided for payment of $10,000 per month for the first five years and options to renew for four five-year terms with rent for each option term to be the rent from the previous term, plus 5%. On October 1, 2006, S&T Bank exercised its fourth renewal option at $12,155 per month. Additionally, in September 2006, S&T Bank exercised an extension agreement beginning October 1, 2011 at $12,763 per month, which provides S&T Bank options to renew the lease for four additional five-year terms at the same terms and conditions of the original lease. The second renewal option under the extension agreement was exercised on October 1, 2016 at $13,401 per month, providing the same terms and conditions as the original lease. Management exercised the third renewal option in 2021 extending the term from October 1, 2021 and ending on September 30, 2026 at $14,071 per month providing the same terms and conditions as the original lease. Ms. Toretti and Mr. James H. McElwain currently serve as trustees of the irrevocable trust. This lease is very competitively priced per square foot and is strategically located in Indiana, Pennsylvania adjacent to the S&T Bank-owned North Fifth Street consumer and business banking and loan operations center. The property is unique, as the leased facility includes a bank branch and an operations center, and permits a drive-thru for S&T Bank’s customers and has approximately 100 parking spaces for employees. Terminating the lease and relocating to an alternative location would be cost prohibitive and would adversely affect our operational efficiency. Ms. Toretti does not receive any direct or indirect payments or other benefits from the trust.

During 2021, S&T Bank made payments of $145,566 to a company owned by Mr. Thomas A. Brice for the purchase of furniture and other furnishings for branch and loan production offices and operational centers. Mr. Thomas A. Brice’s son, Todd D. Brice, is a former director and was employed by S&T and S&T Bank as Chief

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Executive Officer until his retirement effective March 31, 2021. Competitive bids were conducted, which considered cost, product quality, time, labor, travel, territory location, and ongoing service. The terms were equal to or better than competitive bids.

S&T Bank has made, and expects to make in the future, extensions of credit in the ordinary course of business to certain directors and officers. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable loans with persons not related to S&T Bank and in accordance with Regulation O. Such loans do not involve more than normal risk of collectability or present unfavorable features. The S&T Board pre-approves all Regulation O extensions of credit.

All of the transactions described above were approved by the Nominating Committee in accordance with the Nominating Committee’s Related Party Transaction Policy.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees S&T’s financial reporting process on behalf of the S&T Board of Directors. Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and related schedules in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee also reviewed and discussed together with management and the independent registered public accounting firm (the Independent Auditor) the results of management’s assessment of the effectiveness of S&T’s internal control over financial reporting and the Independent Auditor’s audit of internal control over financial reporting for the year ended December 31, 2021.

The Audit Committee discussed with S&T’s Internal Auditors and the Independent Auditor the overall scope and plans for their respective audits. The Audit Committee met with the Internal Auditors and Independent Auditor, with and without management present, to discuss the results of their examinations, their evaluations of S&T’s internal controls, including internal controls over financial reporting, and the overall quality of S&T’s financial reporting.

The Audit Committee reviewed and discussed with the Independent Auditor, who is responsible for expressing an opinion on the conformity of those consolidated audited financial statements and related schedules with U.S. generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of S&T’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, Communication with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee reviewed and discussed with the Independent Auditor the firm’s independence from S&T’s management and S&T, including the written disclosures received from the firm as required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the Independent Auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the S&T Board of Directors, and the S&T Board has approved, that the audited consolidated financial statements and related schedules and management’s assessment of the effectiveness of S&T’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Submitted by the Audit Committee of the S&T Bancorp, Inc. Board of Directors:

Frank J. Palermo, Jr. (Chairperson); Peter R. Barsz, Christina A. Cassotis, Jeffrey D. Grube and Robert E. Kane.

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

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SHAREHOLDER PROPOSALS

Any proposal submitted by a shareholder of S&T for inclusion in the proxy statement and form of proxy for the 2023 S&T annual meeting of shareholders must be received in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania 15701, on or before December 6, 2022. Such proposal must conform with all of the requirements of Rule 14a-8 under the Exchange Act.

Notice to S&T of proposals for action at the 2023 annual meeting of shareholders or a shareholder director nomination submitted otherwise than pursuant to Rule 14a-8 must be submitted in writing to the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania 15701, not earlier than the close of business on the 120th day (January 16, 2023), nor later than the close of business on the 90th day (February 15, 2023) prior to the first anniversary of 2022 Annual Meeting (May 16, 2023), unless the date of the 2023 annual meeting of shareholders is more than 30 days before or more than 60 days after such anniversary date, in which case we will notify you of the new deadlines. Such proposals should be submitted by means that permit proof of the date of delivery, such as certified mail, return receipt requested. The persons named in the proxies solicited by S&T’s Board for its 2023 annual meeting of shareholders may exercise discretionary voting power with respect to any such proposal or nomination as to which S&T does not receive a timely notice.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. In accordance with the S&T By-laws, no persons other than S&T’s nominees may be nominated for director election or elected at the Annual Meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the S&T Board. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

By Order of the Board of Directors,

George Basara

Secretary

WE HAVE MAILED TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT A COPY OF OUR 2021 ANNUAL REPORT, WHICH INCLUDES A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021 (AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS THERETO). WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, ADDITIONAL COPIES OF OUR FORM 10-K. PLEASE DIRECT ALL SUCH REQUESTS TO: SECRETARY OF S&T, 800 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701. IN ADDITION, THE FORM 10-K AND EXHIBITS ARE AVAILABLE ON THE INTERNET AT WWW.STBANCORP.COM OR ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE FORM 10-K IS NOT PART OF THESE SOLICITATION MATERIALS.

April 5, 2022

62  |  S&T Bancorp, Inc.  |  2022 Proxy Statement

S&T BANCORP, INC. 800 PHILADELPHIA ST. INDIANA, PA 15701

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2022 for shares held in a plan and up until 11:59 p.m. Eastern Time on May 15, 2022 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/STBA22

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2022 for shares held in a plan and up until 11:59 p.m. Eastern Time on May 15, 2022 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D72330-P68191	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

S&T BANCORP, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL.”					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	ELECTION OF DIRECTORS TO SERVE TERMS EXPIRING IN 2023				☐	☐	☐

	Nominees:

	01)	Lewis W. Adkins, Jr.	07)	William J. Hieb
	02)	David G. Antolik	08)	Christopher J. McComish
	03)	Peter R. Barsz	09)	Frank J. Palermo, Jr.
	04)	Christina A. Cassotis	10)	Christine J. Toretti
	05)	Michael J. Donnelly	11)	Steven J. Weingarten
	06)	Jeffrey D. Grube

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.										For	Against	Abstain

2.	TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS S&T’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2022.									☐	☐	☐

3.	TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF S&T’S NAMED EXECUTIVE OFFICERS.									☐	☐	☐

TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Only shareholders of record as of the close of business on February 28, 2022 are entitled to notice of and to vote at such meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL ON PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Please sign exactly as your name or name(s) appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

S&T BANCORP, INC.

May 16, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2022

S&T’s Proxy Statement for the 2022 Annual Meeting of Shareholders

and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 in a combined document are available at http://proxyvote.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

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D72331-P68191

REVOCABLE PROXY

S&T BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

HELD ON MAY 16, 2022

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints James L. Mill and Jeffrey J. Sottile or either of them, or any successors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the common stock of S&T Bancorp, Inc. (“S&T”), par value $2.50 per share (“S&T Common Stock”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”), to be held via Virtual Shareholder Meeting (www.virtualshareholdermeeting.com/STBA22) on May 16, 2022 at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, as indicated on the reverse hereof.

The undersigned acknowledges receipt from S&T prior to execution of this proxy of the Notice of Meeting and the Proxy Statement. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned’s shares of S&T Common Stock.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)